As filed with the Securities and Exchange Commission on September 3, 2020	File No. 000-21858

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of The Securities Exchange Act of 1934

INTERLINK ELECTRONICS INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	77-0056625 (I.R.S. Employer Identification No.)

1 Jenner, Suite 200 Irvine, CA (Address of principal executive offices)	92618 (Zip Code)

(805) 484-8855
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of Class

Common Stock, $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTERLINK ELECTRONICS INC.
FORM 10
TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this Registration Statement on Form 10 may constitute forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our future financial and operating results;

•	our business strategy;

•	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

•	our dependence on growth in our customers’ businesses;

•	the effects of market conditions on our stock price and operating results;

•	our ability to maintain our competitive technological advantages against competitors in our industry;

•	our ability to timely and effectively adapt our existing technology and have our technology solutions gain market acceptance;

•	our ability to introduce new products and bring them to market in a timely manner;

•	our ability to maintain, protect and enhance our intellectual property;

•	the effects of increased competition in our market and our ability to compete effectively;

•	costs associated with defending intellectual property infringement and other claims;

•	our expectations concerning our relationships with customers and other third parties;

•	our expectations concerning relationships between our customers and their manufacturers;

•	risks associated with our international business operations;

•

the impact of outbreaks, and threat or perceived threat of outbreaks, of epidemics and pandemics, including, without limitation, the coronavirus outbreak, on our sourcing and manufacturing operations as well as consumer spending;

•	the impact of tariffs;

•	risks associated with sourcing and manufacturing;

•	the attraction and retention of qualified employees and key personnel;

•	future acquisitions of or investments in complementary companies or technologies; and

•	our ability to comply with evolving legal standards and regulations, particularly concerning requirements for being a public company and United States export regulations.

These forward-looking statements speak only as of the date of this Form 10 and are subject to uncertainties, assumptions and business and economic risks. As such, our actual results could differ materially from those set forth in the forward-looking statements as a result of the factors set forth below in Item 1A, “Risk Factors,” and in our other reports filed with the Securities and Exchange Commission, or SEC. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Form 10 may not occur, and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this Form 10 to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this Registration Statement on Form 10 and the documents that we have filed with the SEC as exhibits hereto with the understanding that our actual future results and circumstances may be materially different from what we expect.

ITEM 1.     BUSINESS

Our Company

Interlink Electronics Inc. (“we”, “us”, “our”, “Interlink” or the “Company”) designs, develops, manufactures and sells a range of force-sensing technologies that incorporate our proprietary materials technology, firmware and software into a portfolio of standard products and custom solutions. These include sensor components, subassemblies, modules and products that support effective, efficient cursor control and novel three-dimensional user inputs. Our Human Machine Interface (“HMI”) technology platforms are deployed in a wide range of markets including consumer electronics, automotive, industrial, and medical. The application of our HMI technology platforms includes vehicle entry, vehicle multi-media control interface, rugged touch controls, presence detection, collision detection, speed and torque controls, biological monitoring and others.

Interlink has been a leader in the printed electronics industry for over 30 years with the commercialization of our patented Force-Sensing Resistor (“FSR®”) technology that has enabled rugged and reliable HMI solutions. Our solutions have focused on handheld user input, menu navigation, cursor control, and other intuitive interface technologies for the world’s top electronics manufacturers.

We invented FSR® technology and pioneered commercialization of printed electronics manufacturing, paving the way for industry-wide adoption of force sensing technology. Our extensive knowledge and experience with this technology, along with the firmware we incorporate in our HMI solutions, differentiates us from other providers of HMI solutions. We, along with our customers, incorporate our FSR and force sensing sensors and modules into end user products. Our sensors and modules are used in electronics devices and systems where user input must be converted into useful output data. Our force sensing technology solution platforms enabled industry-first implementations in gaming, smartphone, rugged notebook, automotive cockpit and automotive entry applications. Consumer and end-user demand for enhanced user experience is driving the need for innovative multi-modal HMI technologies and applications. Force sensing input provides a critical novel modality that drives a paradigm shift in HMI.

Market requirements for innovative solutions that enable smaller, thinner devices, lower power consumption, highly refined designs, better navigation and more intuitive usability in all environments, are also driving increased demand for our products. Industry is moving towards the use of multi-modal HMI in the home, industrial, medical and automotive spaces. Interlink delivers cutting edge, high performance HMI solutions for customers who wish to replace outdated switches and knobs in these environments.

Significant market opportunities are rapidly emerging for us to improve upon the functionality of standard capacitive sensors which are widely available and competitively priced. Inadvertent activation, where users unintentionally activate a control, is a common problem with capacitive technology. In contrast, force sensing solutions require a deliberate application of force to operate. We have had recent success in using our force sensing solutions in combination with capacitive technologies to minimize the latter’s performance issues, enabling force sensing solutions to complement competitive technologies and provide hybrid solutions and open up new opportunities for growth. We continue to simultaneously expand our standard product portfolio and develop new technology platforms to grow existing markets and capture emerging markets. This portfolio expansion will incorporate other complimentary sensing technologies. This broader portfolio of technologies will allow us to use our expertise in integrating multiple sensing technologies for applications in the rapidly growing Internet-of-Things (“IoT”).

Interlink serves our world-wide customer base from our corporate headquarters in Irvine, California (Orange County area) and from our facility in Camarillo, California (Ventura County). We plan to establish a Global Product Development and Materials Science Center in our existing Camarillo footprint, which we expect to be operational by the end of 2020. This facility will have a state-of-the-art printed electronics development laboratory as well as materials science lab. Our engineering team will be based in this center where we will work with our US and global customers on developing, engineering, prototyping and implementing our advanced HMI solutions. We also maintain a small embedded software and IoT application development center in Singapore. We manufacture all our products in our printed electronics manufacturing facility in Shenzhen, China, which has been in operation since 2006. In addition, we maintain a global distribution and logistics center in Hong Kong, a technical sales office in Japan, and several manufacturer representatives and distributors in strategic locations in our key markets, all of which allows us to support our global customer base. We sell our products in a wide range of markets, including consumer electronics, automotive, industrial and medical. Our customers are some of the world’s largest companies and most recognizable brands.

We were incorporated in California on February 27, 1985. On July 10, 1996, we re-incorporated into a Delaware corporation and, on July 20, 2012, we again changed our domicile from Delaware to Nevada by completing a merger with a newly formed Nevada corporation named Interlink Electronics Inc.

Our principal executive office is located at 1 Jenner, Suite 200, Irvine, California 92618 and our telephone number is (805) 484-8855. Our website address is www.interlinkelectronics.com. Interlink makes available its annual financial statements, quarterly financial statements, and other significant reports and amendments to such reports, free of charge, on its website as soon as reasonably practicable after such reports are prepared.

Our Industry

HMI technologies have been available since the early 1970’s but were used almost exclusively in industrial products during the first 20 years of their existence. The introduction of touchpad mouse devices for laptop computers in the early 1990’s represented the first significant transition of HMI technologies into the consumer electronics market. Personal devices utilizing touch sensitive technology became ubiquitous in our daily human-machine interactions with the introduction in 2007 of smart phone technology incorporating capacitive touchscreens. As the smart phone became an integral part of consumers’ daily lives throughout the world, it influenced consumers’ expectations of how we should interact with all types of devices. Whether those devices are personal electronics, industrial and medical equipment, or automobiles, users of this equipment expect sleek, highly-functioning design including touch-sensing technology. Consumers no longer want to push buttons or flip switches; rather, they expect smooth touch pads and gesture-driven input. Engineers are responding to this demand by incorporating touch sensitive technology into a wide range of products, and any device that can utilize force and position sensing inputs to control or enhance its functionality is a candidate for use of the technology.

The products and solutions that we design, develop and manufacture for HMI and IoT applications are primarily printed electronic products. Printed electronics is an additive manufacturing technology used to create electrical devices on various substrates. For over 30 years we have honed and developed the processes necessary to manufacture high quality printed electronic products for HMI applications. Printed electronic technologies are emerging as potential low-cost replacements to silicon-based electronics in many specific application areas. As reported by industry analyst group IDTechEx, printed force sensors alone already account for approximately 30% of printed sensor market share, and by 2025, the projected market for all printed sensor components is expected to surpass $8 billion. According to the IDTechEx study Printed, Organic and Flexible Electronics 2020-2030: Forecasts, Technologies, Markets, the total market for printed, flexible, and organic electronics will grow from $41.2 billion in 2020 to $74 billion in 2030. The majority of that is OLEDs (organic but not printed) and conductive ink used for a wide range of applications, however, stretchable electronics, logic and memory, thin film sensors have huge growth potential. As a member of OE-A, the Organic and Printed Electronics Association, we actively influence and contribute to the global landscape of printed electronics.

Internet-Of-Things enabled intelligent sensing applications are gaining rapid commercial attention. Our sensing technology platforms are capable of providing the critical backbone for data sensing, measurement and analytics used in emerging wireless connectivity implementations in both short-range low-power wireless communications such as Bluetooth and long-range ultra low-power wireless communications such as LoRaWAN®. As a contributing member of the LoRaWAN Alliance, which is dedicated to developing and promoting LoRaWAN® technology and its ecosystem to deliver massive IoT, we are also well positioned to capture these rapidly emerging commercial opportunities.

Our Strategy

Our primary objective is to be the global leader in providing force-sensing based HMI solutions for the automotive, consumer electronics, medical and industrial automation markets. We also intend to utilize our role as a disruptive technology provider to bring our HMI solutions to new markets. To achieve our strategy, we intend to:

●	Expand our presence in the markets we occupy. We will continue to exploit new opportunities in the markets we occupy by leveraging our demonstrable success in the solutions we are providing today.

●	Expand into new and emerging markets. We are bringing our highly-successful product lines and technologies to markets previously unaware of the opportunities provided by force-sensing solutions.

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Expand our presence with our current customers. We work with some of the world’s largest companies and most recognizable brands and are providing second and third generation turn-key solutions to meet their technology needs. We will continue to develop these existing relationships by working closely with our customers to understand how we can support their product and technology strategies.

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Pursue a multi-technology roadmap. We utilize multiple technologies in our HMI solutions, and we will continue to invest in R&D and expand our offerings to include resistive, piezo, capacitive and other emerging touch and sensing technologies.

●	Pursue inorganic growth opportunities. In connection with our growth strategy, we will continue to evaluate potential acquisitions that provide us with new technology or strategic bolt-on scenarios.

Our product development teams are skilled in concept definition, rapid prototyping, hardware and firmware development and integration support. Interlink benefits from its own world-class manufacturing facility in Shenzhen, China, allowing us to react quickly to customer needs, while ensuring the highest quality standards. We also maintain a technical sales force that can address new and existing customer opportunities worldwide.

Our Technology Platforms and Products

Interlink was founded on the invention and commercialization of FSR®, the industry’s first force sensing solution using printed electronics manufacturing. As we transition from an FSR® sensor supplier to an HMI solutions provider, we pursue and embrace leading edge force sensing technology platforms. Our Chief Technology Officer and embedded software engineer located in Singapore, along with our expanding materials science and engineering team in Camarillo, CA, are focused on strategic technology roadmaps, development of scalable technology platform architectures and pursuit of synergistic technology partnerships. In an ever changing and competitive landscape, we are committed to staying ahead of the technology curve.

The two primary types of user-input technologies common in today’s devices are capacitive and resistive. Capacitive sensors are used in the touch screens found in most smart phones and similar devices used globally by millions of consumers. The most significant drawback to the capacitive technology is its inability to measure force, although there has been some progress recently in enhancing the technology with pseudo force sensing. Capacitive sensors have become a high-volume, low-margin commodity product.

Our patented FSR® technology consists of a bottom layer of conductor traces, a proprietary resistive ink top layer and a spacer that separates the two layers. An additional top layer that contains graphics and protects the sensor can also be added. FSR® sensors can be as thin as eight thousandths of an inch, making them particularly well suited for use where the design space is restricted, as in portable or wearable electronics. Our force sensing technology enables the sensor to be used for continuously variable control functions. For example, in a pointing device, increased pressure can be used to produce faster cursor movement. Unlike capacitive devices, an FSR® sensor’s performance is not impeded by the presence of moisture, dirt or dust, making the sensor suitable for use outdoors and in moist and other “hostile” environments. Our FSR® sensors have no moving parts, can be packaged in a sealed environment, and consume substantially lower power and are less susceptible to false readings or unintended touches than capacitive sensors. We have developed sophisticated firmware that allows our FSR technology to become a complete solution delivering effective HMI functionality to our customers.

Custom Solutions

Interlink offers a comprehensive portfolio of standard solutions, from simple force sensors to multi-finger capable rugged trackpads. The largest part of our business, however, is the development and manufacture of custom solutions for our major customers. We offer full integration capability spanning initial concept to large volume manufacturing. Custom solutions can be a single or multi-technology platform to meet customer requirements and include both input and output technologies. We also offer full firmware development and integration support.

Standard Solutions

Our portfolio of standard solutions includes:

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Our FSR® technology is the most versatile force sensing technology on the market today. These innovative sensors provide an inverse change in resistance in response to an increase or decrease in applied force. Our standard range of sensors provides engineers and designers with a durable, reliable, easy to measure, thin-form factor and low-cost solution for HMI touch solutions and analog data capture for machines. FSR® sensors are available in a range of sizes, shapes and lengths and with several connection options. We also now offer them in different force sensing ranges.

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Force sensing linear potentiometers (“FSLP”) are sensors which can be used for menu navigation and control. Our use of force allows for high rate scrolling and a more intuitive user experience. The FSLP is an easy to integrate, high resolution, ultra-low power-based solution that brings intuitive user controls to reduced form factor hand-held consumer electronic devices. These sensors are available in multiple lengths. We also offer a ring sensor for full 360-degree position sensing. These sensors are designed to be integrated into a device’s host processor without the need for a dedicated microprocessor.

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Our integrated mouse modules and pointing solutions can add touchpad or 360-degree pointing control to virtually any electronic device. Ranging from simple mouse button integration to National Electrical Manufacturer Association (“NEMA”) rated industrial pointing devices, these solutions are ideal for applications away from the desktop. The modules use FSR® technology and measurement firmware in a four-zone sensor or 4-wire resistive touchpad configuration along with a micro-controller to provide pressure sensitive cursor direction and speed control in a durable and easy to integrate form factor.

Intellectual Property

We believe that intellectual property protection is crucial to our business. We rely on a combination of patents, copyrights, trade secrets, trademarks, nondisclosure agreements with employees and third parties, licensing and other contractual agreements with third parties to protect our intellectual property. We maintain and support an active program to protect our intellectual property primarily through the filing of patent applications and the defense of issued patents against infringement. We are not currently engaged in any patent infringement suits. We implement a ring-fencing strategy of patenting core technology platforms related to sensors, sensing systems and human interface devices. This strategy is designed to provide a strong barrier against competition in our core sensor technologies while ensuring competitive advantages in applications of sensing systems and human machine interface devices in the event a competitor successfully circumvents the core sensor patents.

Our failure to obtain or maintain adequate protection for our intellectual property rights for any reason could hurt our competitive position. There is no guarantee that patents will be issued from the patent applications that we have filed or may file. Our issued patents may be challenged, invalidated or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. See “Risk Factors” under Item 1A of this Form 10 for further discussion of the risks associated with patents and intellectual property.

Our FSR® sensors are manufactured using proprietary screen-printing techniques. All proprietary aspects of the manufacturing process are currently conducted in-house at our US and China manufacturing facilities to maintain quality and protect our force sensing technology from infringement. While screen-printing is a common process in various industries, the quality and precision of printing, as well as the specific processes required to make high-quality FSR® sensors, require considerable expertise. We believe this expertise is difficult to replicate over the short term and, to our knowledge, no unrelated party has done so. As a result, we consider this expertise to be one of our more important trade secrets. We require our employees to sign nondisclosure agreements and seek to limit access to sensitive information to the greatest practical extent.

As of  June 30, 2020, we held eighteen patents, and had twenty seven patents-pending. We group our patents into three general categories: sensors, which includes five patents expiring between 2022 and 2032; sensing systems, which includes four patents expiring between 2029 and 2034; and human interface devices, which includes six patents expiring between 2024 and 2034. Our intellectual property strategy involves filing patent applications in our strategic focus markets on a regular basis. We have also strengthened our patent portfolio to align with rapidly emerging market opportunities in IoT. Our sensor fusion platform portfolio, for example, enables strategic pre-positioning in capturing autonomous intelligent sensing applications enabled by emerging ultra low-power wireless technologies including LoRaWAN®.

Competition

The markets for our products are highly competitive and subject to rapid advancement in design technology. We must identify and capture future market opportunities by developing and deploying value-added products.

We compete for market share based on our customers’ selection of our components over our competitors during the design phase of their products. Our ability to compete is dependent on the needs of our customers, how well our products address those needs, our corporate relationships, and a variety of other factors.

We offer a disruptive technology that is replacing outdated and undesirable approaches including switch technology. We often must convince companies to abandon older, proven but less elegant technologies and adopt our solutions. This change is supported by significant end-user demand for touch-sensitive solutions. We also compete against the highly commoditized capacitive resistor technology. However, our solutions are focused on providing functionality in situations where capacitive is unreliable or entirely unavailable.

The markets for our products are characterized by significant price competition and we anticipate that our products will continue to face substantial pricing pressure.

Sales and Marketing

We sell our HMI solutions and force sensing devices through our direct sales employees as well as outside sales representatives and distributors. We work directly with large multi-national companies, small start-up companies, technology design houses and original equipment manufacturers (“OEMs”). Our sales personnel have extensive engineering backgrounds and receive substantial support from our internal engineering resources. Sales frequently result from interactions between senior management, design engineers, procurement departments, and our sales personnel. We interact with our customers throughout the product development and order process. We maintain sales offices in the United States and Japan. We primarily utilize Digi-Key Electronics, based in Thief River Falls, Minnesota, as a global, full-service distributor of our standard products. In addition to Digi-Key Electronics, we have several representative companies located in key markets so we can provide local support to strategic customers in these regions.

Due to the technical nature of our products, the length of our sales cycle can vary from a few months to several years and requires continued participation from our sales, engineering and management teams. Our sales cycle for our custom solutions generally includes the following two phases:

Design Opportunity to Design Win

●	Our sales and engineering team engages with the customer to establish the nature of the design and explore various technical applications that may fit the customer’s need.

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A customer might select one of our standard solutions or a custom design might be required to fulfill the customer’s product needs. Custom solutions might require engineering design fees and tooling costs.

●	Product samples are provided to the customer and our team works with the customer to ensure product performance and address customer needs and specifications.

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A firm commitment from a customer’s engineering and/or purchasing organization or pre-production orders indicate a design win. In most cases, we are a sole-source supplier to our customer and cannot be easily and/or quickly replaced once the product goes into production.

Mass Production

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Once the customer has chosen our solution, they may move their product into the production phase. It may take several months or more to go from design win to production. Product lifespan varies dramatically depending on the marketplace and product. Consumer electronics may have a lifespan of six months to five years; industrial and automotive applications may continue for three to ten years, and medical product lifespans may continue past 20 years.

Our Customers

Our customers include many of the world’s leading electronics companies. They encompass large multi-national organizations as well as start-ups, design houses, original design manufacturers, OEMs and universities. We supply some of the world’s largest consumer electronics manufacturers, luxury and mid-market car companies, familiar names in the medical and industrial equipment markets, research engineers and designers entering the IoT market, and companies of all different sizes in other markets.

Our customers generally do not provide us with firm, long-term volume purchase commitments, opting instead, to issue purchase orders that they can cancel, reduce, or delay at any time. In order to meet the expectations of our customers, we must provide innovative HMI solutions on a timely and cost-effective basis. This requires us to match our design and production capacity with customer demand, maintain satisfactory delivery schedules, and meet performance goals.

Our customer base is widely dispersed geographically. Sales to customers located outside the United States have historically accounted for a significant percentage of our revenues, a trend we expect to continue.  On a bill-to basis, international sales constituted 49.0% and 57.5% of our net revenues for the years ended December 31, 2019 and 2018, respectively, with sales in 2019 to Japan, China, Germany and Hong Kong accounting for 35.5%, 21.4%, 18.2% and 13.0% of net revenues, respectively.

Future sales of our products will be based on, among other elements, expansion into adjacent markets, continued expansion of our product line, the acceptance of our product line, expansion into additional domestic and international markets, and our ability to maintain a competitive position against other technology providers.

For the year ended December 31, 2019, we had three customers that represented 36.8%, 10.4% and 10.2% of net revenues, respectively. For the year ended December 31, 2018, we had three customers that represented 17.2%, 15.7% and 10.7% of net revenues, respectively.

Manufacturing Operations and Principal Suppliers

We have our own modern manufacturing facility of approximately 14,476 square feet in Shenzhen, China that is ISO 9001, ISO 14001 and ISO 13485 certified, and where all products are RoHS (Restriction of Hazardous Substances) and REACH (Registration, Evaluation, Authorisation and Restriction of Chemicals) compliant.

We purchase our materials from outside suppliers.  We carefully select suppliers based on their ability to provide quality parts and components that meet technical specifications.  We actively monitor these suppliers, but we are subject to substantial risks associated with the performance of our suppliers.  We source certain of our components from a single supplier, including multinational conglomerates Henkel, DuPont, Solvay, SABIC and 3M, which increases the risk of shortages and shipment delays and decreases our ability to negotiate with that supplier.  Many of our products are subject to qualification testing and approval by our customers, which includes approval of the materials used in a customer’s product.  These single-source materials, however, are available from other suppliers, and while their procurement from other sources likely would necessitate additional approvals from our customers and might result in short-term disruption to our business, we do have the option to purchase single-sourced materials from alternative suppliers should the need arise.

Engineering, Research and Development

Rapid advancements in process technologies and increasing levels of functional integration characterize the market for our products. We believe that our future success will depend largely on our ability to continue improving our products and our process technologies, and to develop new technologies.

In anticipation of the launch of our new Global Product Development and Materials Science Center in Camarillo, California, we are reallocating current resources and future R&D investments away from our current R&D facilities in Singapore. Our Chief Technology Officer will remain in Singapore, with a core embedded software team, while in California we will focus on new product development including, among other areas, materials science and printed electronics.

We also operate an engineering center in our facility in Shenzhen, China, which is focused on sustaining engineering, customer support, quality control and new product introduction.

The global R&D team will pursue scientific research, technology platform development and advanced product development in areas of materials science, printed electronics devices and manufacturing processes, and multi-disciplinary system engineering. The global R&D centers will support strategic partnerships with key players in electronics manufacturing services, digital manufacturing including 3D printing, and product development. This team will also explore opportunities to work on government funded research projects that are aligned with our technology competencies.

Our Employees

As of June 30, 2020, we had 81 full-time employees worldwide. Our employees, listed in population size order from largest to smallest, are in the following departments: operations, R&D, administration, and sales. Our ability to attract and retain qualified personnel is essential to our continued success. None of our employees are represented by a collective bargaining agreement, and we have never experienced a work stoppage. We believe our employee relations are good.

ITEM 1A.     RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this Registration Statement on Form 10, including our consolidated financial statements and related notes, before investing in our common stock. If any of the following risks materialize, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Our Industry

If we are unable to keep pace with rapid technological change and gain market acceptance of new products, we may not be able to compete effectively.

Technology, both in our markets and in our customers’ markets, is undergoing rapid change. In order to maintain our leadership position in our existing markets and to emerge as a leader in new markets, we will have to maintain a leadership position in the technologies supporting those markets. Doing so will require, among other things, that we accomplish the following:

•	accurately predict the evolving needs of our customers and develop, in a timely manner, the technology required to support those needs;

•	provide products that are not only technologically sophisticated and well supported but are also available at a price within market tolerances and competitive with comparable products;

•	establish and effectively defend our ownership on the intellectual property supporting our products; and

•	enter into relationships with other companies that have developed complementary technology on which our products also depend.

There is no assurance that we will be able to achieve any of these objectives.

The ongoing, global coronavirus pandemic has significantly and adversely affected, and may continue to adversely affect, our business, financial position, results of operations, and cash flows.

The outbreak of the novel coronavirus (which causes the disease now known as COVID-19) was first identified in December 2019 in Wuhan, China, and has since spread rapidly across the world, including in all or most of the countries in which we, our clients, and our suppliers operate. The COVID-19 pandemic has caused, and is expected to continue to cause, a global slowdown in economic activity, a decrease in demand for a broad variety of goods and services, disruptions in global supply chains, and significant volatility and disruption of financial markets. Because the severity, magnitude and duration of the pandemic and its economic consequences are uncertain, vary by region, are rapidly changing and difficult to predict, its full impact on our operations and financial performance, as well as its impact on our near-term ability to successfully execute our strategic objectives, remains similarly uncertain and difficult to predict. Further, the pandemic’s ultimate impact depends in part on many factors not within our control and which may vary by region (heightening the uncertainty as to the ultimate impact COVID-19 may have on our operations and financial performance), including, without limitation: restrictive governmental and business actions that have been and continue to be taken in response (including travel restrictions, work from home requirements, and other workforce limitations); economic stimulus, funding and relief programs and other governmental economic responses; the effectiveness of governmental actions; economic uncertainty in key global markets and financial market volatility; levels of economic contraction or growth; the impact of the pandemic on health and safety; the pace of recovery if and when the pandemic subsides; and how significantly the number of cases increases as economies begin to open and restrictive governmental and business actions are relaxed.

Further, the COVID-19 pandemic has recently subjected our operations and financial performance to several risks, including those discussed below:

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Operations-related risks: Our business is facing increased operational challenges including a heightened need to protect employee health and safety, office shutdowns, workplace disruptions, and restrictions on the movement of people, both at our own offices and at those of our clients and suppliers. We are also experiencing, and expect to continue experiencing, lower demand and volume for products and services, client requests for engagement deferrals or other contract modifications, and other factors related directly and indirectly to the COVID-19 pandemic that adversely impact our business. We expect that the longer the period of economic disruption continues, the more severe the negative impact will be on our operations and financial performance.

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Client-related risks: Our clients have been and will continue to be disrupted by quarantines and restrictions on employees’ ability to work and office closures. Such disruptions have and may continue to restrict our ability to provide products and services to our clients and have also and may continue to reduce demand for our products and services. In addition, COVID-19 has adversely affected the global economy and the economies and financial markets of many countries, which may result in further economic downturn that could affect demand for our products and services and impact our operations.

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Employee-related risks: We have experienced and expect to continue to experience disruptions to our operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs that may impact our ability to deliver our products and services in a timely manner or meet milestones or customer commitments.

The full extent of the effect of the pandemic on us, our customers, our supply chain and our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak or subsequent outbreaks. We may continue to experience the effects of the pandemic even after it has waned, and our business, results of operations and financial condition could continue to be affected. In particular, if COVID-19 continues to spread or re-emerges, particularly in the United States, Singapore and China where our operations are most concentrated, resulting in a prolonged period of travel, commercial, social and other similar restrictions, we could experience, among other things:

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Adverse impacts on our operations and financial results caused by government and regulatory measures to contain or mitigate the spread of the virus, temporary closures of our facilities or the facilities of our customers or suppliers, which could impact our ability to timely meet our customers’ orders or negatively impact our supply chain;

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The failure of third parties on which we rely, including our suppliers, customers and external business partners, to meet their respective obligations to us, or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties including bankruptcy or default;

•	Disruptions or restrictions on our employees’ ability to work effectively, due to illness, quarantines, travel bans, shelter-in-place orders or other limitations;

•

Interruptions to the operations of our business if the health of our executives, management personnel and other employees are affected, particularly if a significant number of individuals are impacted;

•

Any accident, COVID-19 illness, or injury to our employees could result in litigation, manufacturing delays and harm to our reputation, which could negatively affect our business, results of operations and financial condition;

•

Changes in prices of products and services may be impacted by worldwide demand and by the ongoing COVID-19 pandemic, and such price increases could materially increase our operating costs and adversely affect our profit margin;

•	Increased cybersecurity and privacy risks and risks related to the reliability of technology to support remote operations;

•	Sudden and/or severe declines in the market price of our common stock; and

•	Costs incurred and revenues lost during and from the effects of the COVID-19 pandemic likely will not be recoverable.

The COVID-19 pandemic may also affect our operations and financial results in a manner that is not presently known to us or that we currently do not expect to present significant risks to our operations or financial results.

If we fail to manage change successfully, our operations could be adversely impacted and our business could be impaired.

The ability to operate our business in rapidly evolving markets requires an effective planning and management process. We expect that responding to changes in our business will place a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage change effectively will require us to attract, train, motivate and manage new employees, to reallocate human and other resources to support new undertakings and to restructure our operations to manage a restructured business effectively. If we are unable to respond effectively to change, our operations could be adversely affected and our business could be impaired.

We have derived, and expect to continue to derive, a significant amount of revenue from a small number of customers.

Historically, we have earned, and believe that in the future we will continue to earn, a substantial portion of our revenue from a relatively small number of customers. In 2019, our top three customers accounted for 36.8%, 10.4% and 10.2% of our net revenues, respectively. If we were to either lose one of our major customers or have a major customer significantly reduce its volume of business with us, our business, results of operations and financial condition would be harmed unless we are able to replace such demand with other orders promptly. We expect to continue to be dependent on our major customers, the number and identity of which may change from period to period.  Because our customers generally do not provide us with firm, long-term volume purchase commitments, our customers, including our largest customers upon whom we may become dependent, can reduce or terminate altogether their business with us at any time.

We rely on third parties for the materials that we use to manufacture our products and a shortage of supply could adversely affect our revenues, operating results and customer relationships.

We rely on third-party suppliers for the raw material components of our products. There are no assurances that our suppliers will be able to maintain an adequate supply of these raw materials to enable us to fulfill all of our customers’ orders on a timely basis. A failure to obtain an adequate supply of the materials for our products could increase our costs, cause us to fail to meet delivery commitments and cause our customers to purchase from our competitors, which could adversely affect our operating results and customer relationships. In some situations, we rely on a single supplier for raw material components of our products. Any disruption in these supplier relationships could prevent us from maintaining an adequate supply of materials and could adversely affect our results of operation and financial position.

Additionally, our sourcing operations may also be hurt by health concerns regarding the outbreak of viruses, widespread illness, infectious diseases, contagions and the occurrence of unforeseen epidemics (including the outbreak of the coronavirus and its potential impact on our financial results) in countries in which our products are manufactured. Moreover, negative press or reports about internationally manufactured products may sway public opinion, and thus customer confidence, away from our products. Furthermore, changes in U.S. trade policies, including new restrictions, tariffs or other changes could lead to additional costs, delays in shipments, embargos and other uncertainties that could negatively impact our relationships with our international suppliers and materially adversely affect our business. These and other issues affecting our international suppliers or internationally manufactured merchandise could have a material adverse effect on our business, results of operations and financial condition.

Disruptions in our manufacturing facilities or arrangements could cause our revenues and operating results to decline.

We currently manufacture the majority of our products in Shenzhen, China. This facility is vulnerable to damage from earthquakes, floods, fires, power loss and similar events. It could also be subject to break-ins, sabotage and intentional acts of vandalism. Our insurance may not cover such events and, if the event is covered, our insurance may not be sufficient to compensate us for any losses that may occur. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problem at our manufacturing facility could result in delayed shipment of products, missed delivery deadlines and harm to our reputation, which may cause our revenues and operating results to decline. Performance, reliability or quality problems with our products may cause our customers to reduce or cancel orders which would harm our operating results.

We regularly introduce new products with new technologies or manufacturing processes. Our products have in the past contained, and may in the future contain, errors or defects that may be detected at any point in the life of the product. Detection of such errors could result in delays in shipping and sales during the period required to correct such errors.

Defects may also result in product returns, loss of sales and cancelled orders, delays in market acceptance, injury to our reputation, injury to customer relationships and increased warranty costs, which could have an adverse effect on our business, operating results and financial condition.

In addition, events beyond our control, such as disruptions in operations due to natural or man-made disasters, inclement weather conditions, accidents, system failures, power outages, political instability, physical or cyber break-ins, server failure, work stoppages, slowdowns or strikes by employees, acts of terrorism, the outbreak of viruses, widespread illness, infectious diseases, contagions and the occurrence of unforeseen epidemics (including the outbreak of the coronavirus and its potential impact on our financial results) and other unforeseen or catastrophic events, could damage our manufacturing facilities or our vendors’ fulfillment centers or render them inoperable, making it difficult or impossible for us or our vendors to process customer orders for an extended period of time. Such events may also result in delays in our or our vendors’ receipt of inventory and the delivery of merchandise between our customers, our stores and/or our partners and our distribution center and our vendors’ fulfillment centers. We or our vendors could also incur significantly higher costs and longer lead times associated with distributing inventory during the time it takes for us or our vendors to reopen or replace our distribution center or any of their fulfillment centers.

International sales and manufacturing risks could adversely affect our operating results.

Our revenue from international sales represents a substantial portion of our overall sales, and this trend will continue for the foreseeable future. The majority of our manufacturing is currently performed in China. Our international operations involve a number of risks, including with respect to:

•	import-export license agreements, tariffs, taxes and other trade barriers;

•	staffing and managing foreign operations;

•	securing credit and funding;

•	maintaining an effective system of internal controls at our foreign facilities;

•	collecting foreign receivables;

•	transfer pricing and other tax uncertainties;

•	currency exchange fluctuations;

•	reduced protection of intellectual property rights;

•

the impact of outbreaks, and threat or perceived threat of outbreaks, of epidemics and pandemics, including, without limitation, the coronavirus outbreak, on our sourcing and manufacturing operations as well as consumer spending;

•	political and economic instability, and terrorism; and

•	transportation risks.

Any of the above factors could adversely affect our operating results.

Our markets are intensely competitive and many of our potential competitors have resources that we lack.

Our markets are competitive, and we expect competition in our newer markets to increase. Our competitors include companies with similar products or technologies, companies that sell complementary products to our target markets and our customers themselves, who could choose to manufacture products that they currently buy from us. Our competitors and potential competitors may have established business relationships that afford them a competitive advantage or may create technologies that are superior to ours or that set a new industry standard that will define the successful product for that market. If any of our competitors establish a close working relationship with our customers, they may obtain advance knowledge of our customers’ technology choices or may be afforded an opportunity to work in partnership to develop compatible technologies and may therefore achieve a competitive advantage. We may be unable to compete successfully against our current and future competitors.

We cannot guarantee that our HMI solutions for new markets will be successful or that we will be able to continue to generate significant revenue from these markets.

Our HMI solutions may not be successful in new markets despite the fact that these product solutions are capable of enabling people to interact more easily and intuitively with a wide variety of electronic devices. Various target markets for our interface solutions may develop slower than anticipated or could utilize competing technologies. The markets for certain of these products depend in part upon the continued development and deployment of wireless and other technologies, which may or may not address the needs of the users of these products.

Our ability to generate significant revenue from new markets will depend on various factors, including the following:

•	the development and growth of these markets;

•	the ability of our technologies and product solutions to address the needs of these markets;

•	the price and performance requirements of our customers and the preferences of end users; and

•

our ability to provide our customers with HMI solutions that provide advantages in terms of size, power consumption, reliability, durability, performance, and value-added features compared with alternative solutions.

The failure of any of these target markets to develop as we expect, or our failure to serve these markets to a significant extent, will impede our sales growth and could result in substantially reduced earnings. We cannot predict the size or growth rate of these markets or the market share we will achieve or maintain in these markets in the future.

If we fail to maintain and build relationships with our customers, or if our customers’ products which utilize our HMI solutions do not gain widespread market acceptance, our revenue may stagnate or decline.

We generally do not sell products to end-users. Instead, we sell component products that our customers incorporate into their products, and we depend on our customers to successfully manufacture and distribute products incorporating our component products and to generate consumer demand through their marketing and promotional activities. We do not control or influence the manufacture, promotion, distribution, or pricing of the products that incorporate our HMI solutions. As a result of this, our success depends almost entirely upon the widespread market acceptance of our customers’ products that incorporate our HMI solutions. Even if our technologies successfully meet our customers’ price and performance goals, our sales would decline or fail to develop if our customers do not achieve commercial success in selling their products that incorporate our HMI solutions.

Our customers generally do not provide us with firm, long-term volume purchase commitments, opting instead, to issue purchase orders that they can cancel, reduce, or delay at any time. In order to meet the expectations of our customers, we must provide innovative HMI solutions on a timely and cost-effective basis. This requires us to match our design and production capacity with customer demand, maintain satisfactory delivery schedules, and meet performance goals. If we are unable to achieve these goals for any reason, our sales may decline or fail to develop, which would result in decreasing revenue.

We cannot provide any assurance that current environmental laws and product quality specification standards, or any laws or standards enacted in the future, will not have a material adverse effect on our business.

Our operations are subject to environmental and various other regulations in each of the jurisdictions in which we conduct business. Regulations have been enacted in certain jurisdictions which impose restrictions on waste disposal of electronic products and electronics recycling obligations. If we fail to comply with applicable rules and regulations in connection with the use and disposal of such substances or other environmental or recycling legislation, we could be subject to significant liability or loss of future sales.

If we are not able to protect our intellectual property or if we infringe on the intellectual property of others, our business and operating results could be adversely affected.

We consider our intellectual property to be a key element of our ability to compete in our chosen markets. We rely on a combination of patents, trade secrets and proprietary software to establish and protect our intellectual property rights. There is no assurance that patents will be issued from any of our pending applications or that any claims allowed from existing or pending patents will be sufficiently broad to protect our technology. We also cannot assure that any patents issued to us will not be challenged, invalidated or circumvented, or that the rights granted will provide proprietary protection. Litigation may be necessary to enforce our patents, trade secrets and other intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, regardless of the final outcome of the litigation.

Despite our efforts to maintain and safeguard our proprietary rights, there are no assurances that we will be successful in doing so or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies. If any of the holders of these patents assert claims that we are infringing them, we could be forced to incur substantial litigation expenses, and if we were found to be infringing on someone else’s patent, we could be required to pay substantial damages, pay royalties in the future or be enjoined from infringing in the future.

We expect to make acquisitions, which could involve certain risks and uncertainties.

We expect to make acquisitions in the future. Acquisitions involve numerous inherent challenges, such as properly evaluating acquisition opportunities, properly evaluating risks and other diligence matters, ensuring adequate capital availability and balancing other resource constraints. There are risks and uncertainties related to acquisitions, including: difficulties integrating acquired technology, operations, personnel and financial and other systems; unrealized sales expectations from the acquired business; unrealized synergies and cost savings; unknown or underestimated liabilities; diversion of management attention from running our existing businesses and potential loss of key management employees of the acquired business. In addition, internal controls over financial reporting of acquired companies may not be up to required standards. Our integration activities may place substantial demands on our management, operational resources and financial and internal control systems. Customer dissatisfaction or performance problems with an acquired business, technology, service or product could also have a material adverse effect on our reputation and business.

We face risks associated with security breaches or cyber-attacks.

We face risks associated with security breaches or cyber-attacks of our computer systems or those of our third-party representatives, vendors, and service providers. Although we have implemented security procedures and controls to address these threats, our systems may still be vulnerable to data theft, computer viruses, programming errors, attacks by third parties, or similar disruptive problems. If our systems, or systems owned by third parties affiliated with our company, were breached or attacked, the proprietary and confidential information of our company and our customers could be disclosed and we may be required to incur substantial costs and liabilities, including the following:

•	expenses to rectify the consequences of the security breach or cyber-attack;

•	liability for stolen assets or information;

•	costs of repairing damage to our systems;

•	lost revenue and income resulting from any system downtime caused by such breach or attack;

•	loss of competitive advantage if our proprietary information is obtained by competitors as a result of such breach or attack;

•	increased costs of cyber security protection;

•	costs of incentives we may be required to offer to our customers or business partners to retain their business; and

•	damage to our reputation.

In addition, any compromise of security from a security breach or cyber-attack could deter customers or business partners from entering into transactions that involve providing confidential information to us. As a result, any compromise to the security of our systems could have a material adverse effect on our business, reputation, financial condition, and operating results.

Our ability to operate effectively could be impaired if we were to lose the services of key personnel, or if we are unable to recruit qualified managers and key personnel in the future.

Our success is substantially dependent on the continued availability of our key management and technical personnel. Several of our key management personnel have been with us throughout most of our history and have substantial experience with our business and technology. If one or more of our key management personnel leaves Interlink and we are unable to find a replacement with the combination of skills and attributes necessary to execute our business plan, it may have an adverse impact on our business. Our success will also depend, in part, on our ability to attract and retain additional qualified professional, technical, production, managerial and marketing personnel, both domestically and internationally.

Risks Relating to the Securities Markets and Ownership of Our Common Stock

There is a limited or no public market for our securities.

There has been a limited public market for our common stock and no public market for our outstanding stock options.  Our common stock is currently quoted on the OTC Pink marketplace of the OTC Markets Group.  The daily trading volume of our common stock has been limited.

We cannot predict the extent to which investor interest in our Company will lead to the development of an active trading market or how liquid that market might become.  The lack of an active market may reduce the value of shares of our common stock and impair the ability of our stockholders to sell their shares at the time or price at which they wish to sell them.  An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to acquire or invest in other companies, products, or technologies by using our common stock as consideration.

We may be unable to list our securities on a national exchange, such as NASDAQ.

There has been a limited public market for our common stock. We may never meet or maintain certain qualifying requirements for the trading of our common stock on a national exchange. If we are unable to meet these requirements, we may be limited to trading conducted on a marketplace of the OTC Markets Group.

Current levels of market volatility are unprecedented.

Public markets have been experiencing volatility and disruption for more than 12 months. In recent months, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

The price of our common stock may be volatile, and the value of a stockholder’s investment could decline.

Technology stocks have historically experienced high levels of volatility. The trading price of our common stock may fluctuate substantially, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause investors to lose all or part of their investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	announcements of new offerings, products, services or technologies, commercial relationships, acquisitions or other events by us or our competitors;

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of technology companies in general;

•	fluctuations in the trading volume of our shares or the size of our public float;

•	actual or anticipated changes or fluctuations in our results of operations;

•	failure of our results of operations to meet the expectations of securities analysts or investors;

•	actual or anticipated changes in the expectations of investors or securities analysts;

•	litigation involving us, our industry, or both;

•	regulatory developments in the United States, foreign countries, or both;

•	general economic conditions and trends;

•	major catastrophic events;

•	lockup releases, sales of large blocks of our common stock;

•

the impact of outbreaks, and threat or perceived threat of outbreaks, of epidemics and pandemics, including, without limitation, the coronavirus outbreak, on our sourcing and manufacturing operations as well as consumer spending;

•	departures of key employees; or

•	an adverse impact on the company from any of the other risks cited herein.

In addition, if the market for technology stocks or the stock market, in general, experience a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, results of operations and financial condition.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research reports about our business, our share price and trading volume could decline.

The trading market for our common stock, to some extent, depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our business prospects, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our product candidates on unfavorable terms to us.

We may seek additional capital through a variety of means, including through private and public equity offerings and debt financings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect stockholder rights. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds from third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts for our product candidates, or we may need to grant to others the rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the securities exchange on which our common stock is traded and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve our disclosure controls and procedures and internal controls over financial reporting to meet this standard, significant resources and management oversight is required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. We may need to hire additional employees to comply with these requirements, which will increase our costs and expenses.

In addition, being a public company subject to these rules and regulations make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on our audit committee and compensation committee.

Our CEO has control over key decision making as a result of his control of a majority of our voting stock.

Steven N. Bronson, our Chairman of the Board, President and Chief Executive Officer, beneficially owns approximately 82.5% of the outstanding shares of our common stock as of June 30, 2020. As a result, Mr. Bronson has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, Mr. Bronson has the ability to control the management and affairs of our company as a result of his position as our CEO and his ability to control the election of our directors. As a board member and officer, Mr. Bronson owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, Mr. Bronson may have interests that differ from yours and he may vote in a manner that is adverse to your interests. This concentration of ownership may have the effect of deterring, delaying or preventing a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Our success depends in part on our CEO, who simultaneously leads other public corporations.

Steven N. Bronson, our Chairman of the Board, President, Chief Executive Officer and Acting Chief Financial Officer, simultaneously serves as an officer of Qualstar Corporation (OTCMKTS: QBAK) and BKF Capital Group, Inc. (OTCMKTS: BKFG).  Mr. Bronson serves as President, Chief Executive Officer and Acting Chief Financial Officer of Qualstar Corporation and as the Chairman of the Board, Chief Executive Officer and Acting Chief Financial Officer for BKF Capital Group, Inc.

As a result, Mr. Bronson divides his time among these companies and does not devote his full business time and attention to Interlink’s business. Mr. Bronson currently works an equivalent full-time schedule for Interlink; however, there can be no assurance that the amount of time he devotes to our company will not diminish from time to time for limited or extended periods as his other business obligations require a greater portion of his attention. Mr. Bronson is not required to spend a minimum amount of time on Interlink business. Our continued success depends in part upon the availability and performance of Mr. Bronson, who possesses unique and extensive industry knowledge and experience as well as a deep understanding of our business and strategy. A reduction in his services to Interlink from current levels due to obligations to Qualstar Corporation, BKF Capital Group, Inc. or other organizations with which Mr. Bronson is affiliated could have a disruptive effect, adversely impacting our ability to manage our business effectively and execute our business strategy.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on our internal control over financial reporting. Such report contains, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

As a non-accelerated filer, we are required to evaluate and report on the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting; however, our independent registered public accounting firm may communicate to us if they are not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

We do not intend to pay dividends for the foreseeable future and, consequently, stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. As a result, stockholders may only receive a return on their investment in our common stock if the market price of our common stock increases.

Our charter documents and Nevada law could discourage takeover attempts and lead to management entrenchment.

Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to take other corporate actions, including effecting changes in our management. These provisions include:

•

the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•

the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•

the requirement that a special meeting of stockholders may be called only by our board of directors, by majority vote, or by any shareholder or group of shareholders who own and have the right to vote more than 25% of our issued and outstanding securities, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•

the ability of our board of directors, by majority vote, to amend our bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend our amended and restated bylaws to facilitate an unsolicited takeover attempt.

We also are subject to provisions of Nevada law found in Nevada Revised Statutes, Sections 78.411 to 78.444, inclusive, that prohibit us from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns 10 percent (10%) or more of our stock, cannot acquire us for a period of time after the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors and stockholders.

Risks Related to Government Regulation

Our failure to comply with U.S. laws and regulations relating to the export and import of goods, technology, and software could subject us to penalties and other sanctions and restrict our ability to license and develop our circuit designs.

We are obligated by law to comply with all U.S. laws and regulations governing the export and import of goods, technology, and services, including the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”), regulations administered by the Department of Treasury’s Office of Foreign Assets Control, and regulations administered by the Bureau of Alcohol Tobacco Firearms and Explosives governing the importation of items on the U.S. Munitions Import List. Pursuant to these regulations, we are responsible for determining the proper licensing jurisdiction and export classification of our products, and obtaining all necessary licenses or other approvals, if required, for exports and imports of technical data, and software, or for the provision of technical assistance or other defense services to or on behalf of foreign persons. We are also required to obtain export licenses, if required, before employing or otherwise utilizing foreign persons in the performance of our contracts if the foreign person will have access to export-controlled technical data or software. The violation of any of the applicable laws and regulations could subject us to administrative, civil, and criminal penalties.

These regulations could restrict our ability to sell products and develop new products. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying products incorporating our products throughout their global systems or, in some cases, prevent the export or import of products that include our products to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons, or technologies targeted by such regulations, could result in decreased use of our products by, or our ability to export or license our products to, existing or potential customers with international operations and decreased revenue. Additionally, failure to comply with these laws could result in sanctions by the U.S. government, including substantial monetary penalties, denial of export privileges, and debarment from government contracts.

If we fail to comply with anti-bribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), we could be subject to civil and/or criminal penalties.

As a result of our international operations, we may be subject to anti-bribery laws, including the FCPA, which prohibits companies from making improper payments to foreign officials for the purpose of obtaining or keeping business. If we fail to comply with these laws, the U.S. Department of Justice, the SEC, or other U.S. or foreign governmental authorities could seek civil and/or criminal sanctions, including monetary fines and penalties against us or our employees, as well as additional changes to our business practices and compliance programs, which could have a material adverse effect on our business, results of operations, or financial condition.

ITEM 2.     FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the consolidated financial statements and the related notes to the consolidated financial statements included later in this Registration Statement on Form 10. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, beliefs and expectations that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Registration Statement on Form 10, particularly in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

Interlink Electronics Inc. (“we”, “us”, “our”, “Interlink” or the “Company”) designs, develops, manufactures and sells a range of force-sensing technologies that incorporate our proprietary materials technology, firmware and software into a portfolio of standard products and custom solutions. These include sensor components, subassemblies, modules and products that support effective, efficient cursor control and novel three-dimensional user inputs. Our HMI technology platforms are deployed in a wide range of markets including consumer electronics, automotive, industrial, and medical. The application of our HMI technology platforms includes vehicle entry, vehicle multi-media control interface, rugged touch controls, presence detection, collision detection, speed and torque controls, biological monitoring and others.

Interlink has been a leader in the printed electronics industry for 30 years with the commercialization of our patented FSR® technology that has enabled rugged and reliable HMI solutions. Our solutions have focused on handheld user input, menu navigation, cursor control, and other intuitive interface technologies for the world’s top electronics manufacturers.

We sell our products globally to a diverse array of customers that include the Fortune 500 as well as start-ups, design houses, original design manufacturers, OEMs and universities. Our technology has been deployed in the consumer electronics, industrial automation, automotive and medical markets. Our global presence in the United States, China, Hong Kong, Singapore and Japan, allows us to provide local sales and engineering support services to our existing and future customers. Our products are manufactured by our wholly-owned subsidiary in a state-of-the-art facility in Shenzhen, China. We control 100% of the manufacturing and shipping process which enables us to respond quickly to customer product demand and design requirements.

We have invested significantly in the expansion of our technology platforms through our own internal development to ensure we provide the market with leading-edge HMI solutions that are seamless to deploy and perform flawlessly. We spent the last three years building an R&D organization in Singapore to develop new product offerings that will meet the market’s growing demand for touch technology. We are now shifting a majority of R&D and product development efforts to our new headquarters in Irvine, California, where we are establishing a Global Product Development and Materials Science Center. We believe an increased presence in the US will allow us to grow our business and be more closely aligned with current and future large-tier customers. We also plan to explore potential strategic relationships with companies and technology institutes that will support our growth initiatives.

Results of Operations

The following table sets forth certain consolidated statements of operations data for the periods indicated. The percentages in the tables are based on net revenues.

	Year ended December 31,
	2019		2018
	$	%	$	%
	(in thousands, except percentages)
Revenue, net	$7,305	100.0%	$8,904	100.0%
Cost of revenue	3,995	54.7%	4,000	44.9%
Gross profit	3,310	45.3%	4,904	55.1%
Operating expenses:
Engineering, research and development	916	12.5%	908	10.2%
Selling, general and administrative	2,608	35.7%	3,246	36.5%
Total operating expenses	3,524	48.2%	4,154	46.7%
Income (loss) from operations	(214)	(2.9)%	750	8.4%
Other income (expense):
Other income (expense), net	39	0.5%	60	0.7%
Income (loss) before income tax expense	(175)	(2.4)%	810	9.1%
Income tax expense	282	3.9%	188	2.1%
Net income (loss)	$(457)	(6.3)%	$622	7.0%
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(26)	(0.4)%	(108)	(1.2)%
Comprehensive income (loss)	$(483)	(6.7)%	$514	5.8%

	Three months ended June 30,				Six months ended June 30,
	2020		2019		2020		2019
	$	%	$	%	$	%	$	%
	(in thousands, except percentages)				(in thousands, except percentages)
Revenue, net	$1,702	100.0%	$2,006	100.0%	$3,393	100.0%	$3,456	100.0%
Cost of revenue	704	41.4%	953	47.5%	1,436	42.3%	1,703	49.3%
Gross profit	998	58.6%	1,053	52.5%	1,957	57.7%	1,753	50.7%
Operating expenses:
Engineering, research and development	293	17.2%	88	4.4%	578	17.0%	340	9.8%
Selling, general and administrative	664	39.0%	594	29.6%	1,410	41.6%	1,385	40.1%
Total operating expenses	957	56.2%	682	34.0%	1,988	58.6%	1,725	49.9%
Income (loss) from operations	41	2.4%	371	18.5%	(31)	(0.9)%	28	0.8%
Other income (expense):
Other income (expense), net	(8)	(0.5)%	57	2.8%	(2)	(0.1)%	24	0.7%
Income (loss) before income tax expense	33	1.9%	428	21.3%	(33)	(1.0)%	52	1.5%
Income tax expense (benefit)	20	1.2%	319	15.9%	(28)	(0.8)%	257	7.4%
Net income (loss)	$13	0.7%	$109	5.4%	$(5)	(0.2)%	$(205)	(5.9)%
Other comprehensive income, net of tax:
Foreign currency translation adjustments	5	0.3%	(55)	(2.7)%	(15)	(0.4)%	(5)	(0.1)%
Comprehensive income (loss)	$18	1.0%	$54	2.7%	$(20)	(0.6)%	$(210)	(6.0)%

Comparison of the Years Ended December 31, 2019 and 2018

Revenue, net by the markets we serve is as follows:

	Twelve months ended December 31,
	2019		2018
	Amount	% of Net Revenue	Amount	% of Net Revenue	Change	% Change
	(in thousands, except percentages)
Automotive	$—	—%	$266	3.0%	$(266)	(100.0)%
Industrial	1,978	27.1%	2,364	26.5%	(386)	(16.3)%
Medical	2,688	36.8%	1,394	15.7%	1,294	92.8%
Consumer	404	5.5%	1,532	17.2%	(1,128)	(73.7)%
Standard	2,235	30.6%	3,348	37.6%	(1,113)	(33.3)%
Revenue, net	$7,305	100.0%	$8,904	100.0%	$(1,599)	(18.0)%

We sell our custom products into the industrial, medical and consumer markets. We previously sold custom products in the automotive market and continue to pursue opportunities in that sector. We sell our standard products through various distribution networks. The ultimate customer for standards products may come from different markets which are often unknown to us at the time of sale. Each market has different product design cycles. Products with longer design cycles often have much longer product life-cycles. Automotive, industrial, and medical products generally have longer design and life-cycles than consumer products. We currently have products with life-cycles that have exceeded twenty years and are ongoing.

Overall revenues were down significantly in all categories except medical. The decrease in net revenues in the automotive market was driven by a major customer making a design change to their product that eliminated the need for our solution. Once our largest customer, revenues for this customer have steadily eroded from mid-2017 through 2018, and are now exhausted. In addition, a product for another large automotive customer had expectedly reached its end of life cycle. These two product lines represented the vast majority of our penetration into the automotive market.

A decline in industrial market revenue was a result of a customer choosing to dual source the product solution, which significantly reduced our share of revenue.

Diminution in our custom product sales in other markets was driven by decreased sales to our current customers for use in their ongoing product lines. In the normal cycle, some of our larger customers purchase in bulk quantities and absorption of these products can straddle several financial reporting periods. In all markets, the timing of orders from our customers is not always predictable and can be concentrated in varying periods during the year to coincide with their project and building plans. We have seen a stabilization of orders in the second quarter of 2020.

	Twelve months ended December 31,
	2019		2018
	Amount	% of Net Revenue	Amount	% of Net Revenue	Change	% Change
	(in thousands, except percentages)
Cost of revenue	$3,995	54.7%	$4,000	44.9%	$(5)	(0.1)%

Our cost of revenue is impacted by various factors including product mix, volume, material costs, manufacturing efficiencies, facilities costs, compensation costs and any provisions for excess and obsolete inventories. Although variable costs decreased consistent with the decrease in revenues, cost of revenue was impacted by tariffs imposed on our China manufactured items imported to our domestic operation in situations where we were unable to pass along those costs. In addition, start-up costs for moving our domestic manufacturing for our medical customer to our China operations increased our cost of revenue in the short term.

	Twelve months ended December 31,
	2019		2018
	Amount	% of Net Revenue	Amount	% of Net Revenue	Change	% Change
	(in thousands, except percentages)
Engineering, research and development	$916	12.5%	$908	10.2%	$8	0.9%

Engineering and R&D expenses consist primarily of compensation expenses for employees engaged in research, design and development activities. Our R&D team focuses both on internal design development, as well as design development aimed at addressing customer design challenges, in order to develop our HMI solutions.

Our engineering and R&D costs were slightly higher as compared with the same period in the prior year. This was due to the higher costs in the expansion of our Singapore R&D center. This was partially offset by a research incentive grant from the Singapore government paid in the quarter ended June 30, 2019.

	Twelve months ended December 31,
	2019		2018
	Amount	% of Net Revenue	Amount	% of Net Revenue	Change	% Change
	(in thousands, except percentages)
Selling, general and administrative	$2,608	35.7%	$3,246	36.5%	$(638)	(19.7)%

Selling, general and administrative expenses consist primarily of compensation expenses, legal and other professional fees, facilities expenses and communication expenses. SG&A expenses decreased as compared with the same period in the prior year driven by internal efficiencies gained during a period of lower revenue, reduced reliance of third-party consultants and professional service providers, and a reduction in costs associated with being a public reporting company following deregistration in early 2019 of our common stock under the Securities Exchange Act of 1934.

	Twelve months ended December 31,
	2019		2018
	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income	Change	% Change
	(in thousands, except percentages)
Income tax expense	$282	N/A	$188	23.2%	$94	50.0%

Tax expense reflects statutory tax rates in the jurisdictions in which we operate adjusted for normal book/tax differences. Tax expense for 2019 was higher primarily as a result of withholding tax on dividends paid by a subsidiary to our U.S.-based parent company.

Our effective tax rate is directly affected by the relative proportions of revenue and income before taxes in the jurisdictions in which we operate. Based on the expected mix of domestic and foreign earnings, we anticipate our effective tax rate to remain similar to the newly stated US statutory rate of 21% primarily due to a significant portion of our earnings originating in the higher rate China jurisdiction (25%), offset by lower rate jurisdictions in Singapore (17%) and Hong Kong (16.5%). State taxes also have an impact in the United States.

Discrete tax events may cause our effective rate to fluctuate on a quarterly basis. Certain events, including, for example, acquisitions and other business changes, which are difficult to predict, may also cause our effective tax rate to fluctuate. We are subject to changing tax laws, regulations, and interpretations in multiple jurisdictions. Corporate tax reform continues to be a priority in the U.S. and other jurisdictions. Additional changes to the tax system in the U.S. could have significant effects, positive and negative, on our effective tax rate, and on our deferred tax assets and liabilities.

Comparison of the Six Months Ended June 30, 2020 and 2019

Revenue, net by the markets we serve is as follows:

	Six months ended June 30,
	2020		2019
	Amount	% of Net Revenue	Amount	% of Net Revenue	Change	% Change
	(in thousands, except percentages)
Industrial	885	26.1%	1,017	29.4%	(132)	(13.0)%
Medical	524	15.4%	1,146	33.1%	(622)	(54.3)%
Consumer	449	13.2%	179	5.2%	270	150.8%
Standard	1,535	45.3%	1,114	32.3%	421	37.8%
Revenue, net	$3,393	100.0%	$3,456	100.0%	$(63)	(1.8)%

Overall revenues for the six months ended June 30, 2020 decreased 1.8% as compared to the prior year period due to lower demand from our medical customer as COVID-19 effected their planned manufacturing cycle.  This was offset by the timing of a standard product order from a longtime customer and increased demand for consumer products.  In the normal cycle, some of our larger customers purchase in bulk quantities and absorption of these products can straddle several financial reporting periods. In all markets, the timing of orders from our customers is not always predictable and can be concentrated in varying periods during the year to coincide with their project and building plans.

Many of our products are currently subject to import tariffs imposed on goods manufactured in China, increasing the cost to our customers

Some of our more recent custom product success for new product lines in the medical market is making its way into the pipeline as part of a long design cycle and revenues are just starting to be realized.  Overall, we expect revenues to stabilize for the remainder of the year.

	Six months ended June 30,
	2020		2019
	Amount	% of Net Revenue	Amount	% of Net Revenue	Change	% Change
	(in thousands, except percentages)
Cost of revenue	$1,436	42.3%	$1,703	49.3%	$(267)	(15.7)%

Cost of revenues decreased for the six months ended June 30, 2020 as compared with the prior year period as revenues decreased and due to improved efficiencies at our China facility.

	Six months ended June 30,
	2020		2019
	Amount	% of Net Revenue	Amount	% of Net Revenue	Change	% Change
	(in thousands, except percentages)
Engineering, research and development	$578	17.0%	$340	9.8%	$238	70.0%

Our engineering and R&D costs were higher as compared with the same period in the prior year primarily due to research incentive grant from the Singapore government paid last year in the quarter ended June 30, 2019.

	Six months ended June 30,
	2020		2019
	Amount	% of Net Revenue	Amount	% of Net Revenue	Change	% Change
	(in thousands, except percentages)
Selling, general and administrative	$1,410	41.6%	$1,385	40.1%	$25	1.8%

A major factor in the increase in selling, general and administrative expense in the 2020 period is due to the costs associated with the submission of this Registration Statement on Form 10.  Sales and marketing costs also increased as a result of the Company building its sales and marketing team. We expect to incur additional selling, general and administrative expenses as we expand our geographic footprint and become a public reporting company by registering our common stock under the Securities Exchange Act of 1934. Although there may be a lag, we expect increases in global revenue to more than offset these new costs.

	Six months ended June 30,
	2020		2019
	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income	Change	% Change
	(in thousands, except percentages)
Income tax expense (benefit)	$(28)	84.8%	$257	494.2%	$(285)	N/A	%

Tax benefit reflects statutory tax rates in the jurisdictions that we operate adjusted for normal book/tax differences. The tax benefit for the six months ended June 30, 2020 was a result of the mix of domestic and foreign earnings. Tax expense for 2019 was higher primarily as a result of withholding tax on dividends paid by a subsidiary to our U.S.-based parent company

Liquidity and Capital Resources

Cash requirements for working capital and capital expenditures have been funded from cash balances on hand and cash generated from operations. As of June 30, 2020, we had cash and cash equivalents of $6.1 million, working capital of $7.2 million and no indebtedness except for a loan of $185,530 we received from Silicon Valley Bank pursuant to the Paycheck Protection Program, which can be forgiven based upon the terms of that program. Cash and cash equivalents consist of cash and money market funds. We did not have any short-term or long-term investments as of June 30, 2020. Of the $6.1 million of cash balances on hand, $1.7 million was held by foreign subsidiaries. If these funds are needed for our operations in the U.S., we have several methods to repatriate the funds without significant tax effects, including repayment of intercompany loans or distributions of previously taxed income. Other distributions may require us to incur U.S. or foreign taxes to repatriate these funds. However, our intent is to permanently reinvest these funds outside the U.S. and our current plans do not demonstrate a need to repatriate cash to fund our U.S. operations.

The Company received a loan from Silicon Valley Bank in the aggregate principal amount of $185,530 pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted March 27, 2020.  The loan is evidenced by a promissory note, dated April 21, 2020, issued by us to the lender, which note matures on April 20, 2022, and bears interest at a rate of 1.00% per annum, payable monthly commencing on November 21, 2020, following an initial deferral period as specified under the PPP. We may prepay the note at any time prior to maturity with no prepayment penalties. Proceeds from the loan are being used to fund designated expenses, including certain payroll costs, group health care benefits and other permitted expenses, in accordance with the PPP. Under the terms of the PPP, up to the entire amount of principal and accrued interest may be forgiven to the extent loan proceeds are used for qualifying expenses as described in the CARES Act and applicable implementing guidance issued by the U.S. Small Business Administration under the PPP.  We intend to use all or a substantial portion of the loan for designated qualifying expenses and to apply for forgiveness of all or a substantial portion of the loan in accordance with the terms of the PPP. No assurance can be given that we will obtain forgiveness of the loan in whole or in part.  With respect to any portion of the loan that is not forgiven, the loan will be subject to customary provisions for a loan of this type, including customary events of default relating to, among other things, payment defaults and breaches of the note’s provisions.

We believe that our existing cash and cash equivalents balance will be sufficient to maintain our current operations considering our current financial condition, obligations, the proceeds of the PPP loan and other expected cash flows. If our circumstances change, however, we may require additional cash. If we require additional cash, we may attempt to raise additional capital through equity, equity-linked or debt financing arrangements. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted. If we raise additional financing by the incurrence of indebtedness, we could be subject to fixed payment obligations and could also be subject to restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. If we are unable to raise additional needed funds, we may also take measures to reduce expenses to offset any shortfall.

Cash Flow Analysis

Our cash flows from operating, investing and financing activities are summarized as follows:

	Year ended December 31,		Six Months Ended June 30,
	2019	2018	2020	2019
	(in thousands)		(in thousands)
Net cash provided by (used in) operating activities	$2	$1,579	$130	$(487)
Net cash used in investing activities	$(239)	$(3,147)	$(48)	$(179)
Net cash provided by financing activities	$0	$6	$186	$0

Net Cash Provided by (Used in) Operating Activities

For the year ended December 31, 2019, the $2 thousand in net cash provided by operating activities was primarily attributable to changes in operating assets and liabilities that offset the net loss. Net loss of $457 thousand plus adjustments for non-cash charges of $378 thousand, including the non-cash charges related to lease accounting, resulted in a net decrease in cash of $79 thousand. Net changes in operating assets and liabilities of $81 thousand that increased cash was primarily due to the timing of shipments and payments during the period, as discussed below.

For the year ended December 31, 2018, the $1.579 million in net cash provided by operating activities was primarily attributable to net income of $622 thousand, adjusted for non-cash charges of $280 thousand. Additionally, the net increase due to changes in operating assets and liabilities of $677 thousand was primarily related to accounts receivable growth.

Accounts receivable decreased from $780 thousand at December 31, 2018 to $730 thousand at December 31, 2019 due to lower shipments during the fourth quarter of 2019. Many of our customers pay immediately and accounts receivable is generally related to the most recent shipments. Inventories decreased from $1.071 million at December 31, 2018 to $927 thousand at December 31, 2019. Inventory balances will fluctuate at the end of any accounting period depending on the timing of materials purchases and product shipments. Prepaid expenses and other current assets increased from $303 thousand at December 31, 2018 to $330 thousand at December 31, 2019. Accounts payable, accrued payables, accrued expenses, and other accrued liabilities decreased from $601 thousand at December 31, 2018 to $520 thousand at December 31, 2019 primarily due to the timing of payment for purchases of materials and other services provided.

For the six months ended June 30, 2020, the $130 thousand in net cash provided by operating activities was primarily attributable to net loss of $5 thousand plus adjustments for non-cash charges of $269 thousand, resulting in a net increase in cash of $264 thousand.  This increase, however, was offset by changes in operating assets and liabilities that resulted in a net use of cash of $134 thousand, primarily related to accounts receivable growth and a reduction in accounts payable and lease liabilities, partially offset by a reduction in inventory.

For the six months ended June 30, 2019, the $487 thousand in net cash used by operating activities was primarily attributable to net loss of $205 thousand, adjusted for non-cash charges of $244 thousand, resulting in a net increase in cash of $39 thousand. This increase, however, was offset by changes in operating assets and liabilities that resulted in a net use of cash of $526 thousand, primarily related to accounts receivable and inventory growth and a reduction in accounts payable and lease liabilities.

Accounts receivable increased from $730 thousand at June 30, 2019 to $897 thousand at June 30, 2020 due to more shipments during the quarter.  Many of our customers pay immediately and accounts receivable is generally related to the most recent shipments. Inventories decreased from $927 thousand at June 30, 2019 to $817 thousand at June 30, 2020.  Inventory balances will fluctuate at the end of any accounting period depending on the timing of materials purchases and product shipments. Prepaid expenses and other current assets increased from $330 thousand at June 30, 2019 to $344 thousand at June 30, 2020. Current liabilities increase from $687 thousand at June 30, 2019 to $943 thousand at June 30, 2020 primarily due to the PPP loan and increases in lease liabilities.

Net Cash Used in Investing Activities

Net cash used in investing activities of $239 thousand for the year ended December 31, 2019 predominantly related to capital expenditures for the expansion of our R&D center in Singapore and costs related to securing patents on new products and processes developed thereunder. In addition, during 2019 we used $6 thousand to repurchase shares.

Net cash used in investing activities of $3.147 million for the year ended December 31, 2018 included $2.764 million used to repurchase shares under a previously authorized share repurchase program. In addition, capital expenditures for the expansion of our R&D center in Singapore and costs related to securing patents on new products and processes developed thereunder used another $383 thousand.

Net cash used in investing activities of $48 thousand and $179 thousand for the six months ended June 30, 2020 and 2019, respectively, primarily related to capital expenditures for the continued investment in our R&D center in Singapore and costs related to securing patents on new products and processes developed thereunder.

Net Cash Provided by Financing Activities

Net cash used provided by financing activities of $6 thousand for the year ended December 31, 2018 related to proceeds from the exercise of stock options during the year. There were no financing activities for the year ended December 31, 2019.

Net cash provided by financing activities for the six months ended June 30, 2020 related to proceeds from the PPP loan.  There were no financing activities during the six months ended June 30, 2019.

Off-Balance Sheet Arrangements

As of June 30, 2020, December 31, 2019 and December 31, 2018, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statements presentation, financial condition, results of operations, and cash flows will be affected.

We believe that the assumptions and estimates associated with revenue recognition, inventory valuation, accounts receivable, stock-based compensation expense and income taxes have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see the notes to our consolidated financial statements.

Revenue Recognition

In accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (ASC 606), we recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The guidance defines a five-step process to achieve this core principle and, in doing so, judgment and estimates may be required within the revenue recognition process including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. Generally, we recognize revenue when there is persuasive evidence that an arrangement exists, title and risk of loss have passed, delivery has occurred or the services have been rendered, the sales price is fixed or determinable and collection of the related receivable is reasonably assured. Title and risk of loss generally pass to our customers upon shipment. In limited circumstances where either title or risk of loss pass upon destination or acceptance or when collection is not reasonably assured, we defer revenue recognition until such events occur.

We input orders based upon receipt of a customer purchase order, confirm pricing through the customer purchase order, validate credit worthiness through past payment history or other financial data and record revenue upon shipment of goods and when risk of loss and title transfer. All customers have warranty rights, and some customers have explicit or implicit rights of return. We record reserves for potential customer returns and warranty rights.

Inventory Valuation

Inventories are stated at lower of cost or net realizable value (“NRV”) and consist of materials, labor and overhead. Inventory costs are determined using standard costs which approximate actual costs under the first-in, first-out method. We evaluate inventories for excess quantities and obsolescence. Our evaluation considers market and economic conditions, technology changes, new product introductions, and changes in strategic business direction, and requires estimates that may include elements that are uncertain. In order to state the inventory at lower of cost or NRV, we maintain reserves against individual stocking units. Inventory write-downs, once established, are not reversed until the related inventories have been sold or scrapped. If future demand or market conditions are less favorable than our projections, a write-down of inventory may be required, and would be reflected in cost of goods sold in the period the revision is made.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoice amount and presented net of the allowance for doubtful accounts. They do not bear interest. We evaluate the collectability of accounts receivable at each balance sheet date using a combination of factors, such as historical experience, credit quality, age of the accounts receivable balances, and economic conditions that may affect a customer’s ability to pay. We include any accounts receivable balances that are determined to be uncollectible in the overall allowance for doubtful accounts using the specific identification method. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Stock Based Compensation

We account for stock based compensation under ASC Topic 718, Compensation-Stock Compensation, which requires us to record related compensation costs in the statement of operations. Calculating the fair value of stock-based compensation awards requires the input of highly subjective assumptions, including the expected life of the awards and expected volatility of our stock price. Expected volatility is a statistical measure of the amount by which a stock price is expected to fluctuate during a period. Our estimates of expected volatilities are based on weighted historical implied volatility. The expected forfeiture rate applied in calculating stock-based compensation cost is estimated using historical data and is updated annually.

The assumptions used in calculating the fair value of stock-based awards involve estimates that require management judgment. If factors change and we use different assumptions, our stock-based compensation expense could change significantly in the future. In addition, if our actual forfeiture rate is different from our estimate, our stock-based compensation expense could change significantly in the future.

Income Taxes

We account for income taxes using the asset and liability method in accordance with ASC Topic 740, Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, we must make estimates and judgments in determining the provision for taxes for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits, and deductions, and in the calculation of certain tax assets and liabilities that arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as the interest and penalties related to uncertain tax positions. In addition, the Company operates within multiple tax jurisdictions and is subject to audit in these jurisdictions. Significant changes in these estimates may result in an increase or decrease to our tax provision in a subsequent period. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Our foreign subsidiaries are subject to foreign income taxes on earnings in their respective jurisdictions. Earnings of our foreign subsidiaries are generally not included in our U.S. federal income tax return until earnings are repatriated. We may be eligible to receive tax credits on repatriated earnings on our U.S. federal income tax return for foreign taxes paid by our subsidiaries.

We assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not determinable beyond a “more likely than not” standard, we establish a valuation allowance. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, we include an expense or benefit within the tax provision in the statement of operations.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. If we determine that a tax position will more likely than not fail to be sustained on audit, the second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various hypothetical outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors such as changes in facts or circumstances, changes in tax law, new audit activity, and effectively settled issues. Determining whether an uncertain tax position is effectively settled requires judgment. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period in which a change in judgment occurs.

Recently Issued and Adopted Accounting Pronouncements

For a discussion of recently adopted accounting pronouncements, see Recently Issued Accounting Pronouncements in Note 1, The Company and its Significant Accounting Policies, of the notes to the consolidated financial statements appearing elsewhere in this Registration Statement on Form 10.

ITEM 3.     PROPERTIES

We maintain our principal office, totaling approximately 4,351 square feet, in Irvine, California, under a sub-lease that expires in May 2023. We also maintain engineering, assembly and prototyping capabilities in Camarillo, California, where we plan to establish a Global Product Development and Materials Science Center that we expect to be operational by the end of 2020. We maintain additional leased spaces in several locations, including production facilities in Shenzhen, China, an R&D center in Singapore, and regional offices in Hong Kong, Tokyo, and various other locations in the United States. In total, we lease approximately 29,231 square feet, and do not own any real estate. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, we will be able to secure additional space to accommodate any expansion of our operations.

ITEM 4.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 30, 2020, for:

•	each of our named executive officers;
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

We have based percentage ownership of our common stock on 6,600,550 shares of our common stock outstanding as of June 30, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of June 30, 2020, as well as all shares of common stock issuable pursuant to restricted stock units held by the person that are subject to vesting conditions expected to occur within 60 days of June 30, 2020. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Interlink Electronics Inc., 1 Jenner, Suite 200, Irvine, California 92618.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
Steven N. Bronson (1)	5,448,698	82.5%
Albert Lu	80,000	*
Joy C. Hou (2)	11,000	*
David J. Wolenski	--	--
All executive officers and directors as a group (5 persons)	5,539,698	83.9%

Other 5% Stockholders:
BKF Asset Holdings, Inc. (3)	993,658	15.1%

*	Represents beneficial ownership of less than one percent.
(1)

Consists of (i) 4,249,040 shares of common stock held by Mr. Bronson individually and jointly with his spouse, (ii) 993,658 shares of common stock held by BKF Asset Holdings, Inc. and (iii) 206,000 shares of common stock held separately by Mr. Bronson’s spouse.

(2)	Consists of (i) 6,250 shares of common stock held Ms. Hou jointly with her spouse and (ii) 4,750 shares of common stock held Ms. Hou’s minor child.
(3)

BKF Asset Holdings, Inc. is a wholly-owned subsidiary of BKF Capital Group, Inc. Steven N. Bronson, Chairman, Chief Executive Officer and majority stockholder of BKF Capital Group, Inc., has voting and dispositive power with respect to these securities.

ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

Our business affairs are managed under the direction of our board of directors, which is currently composed of three members. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Our executive officers are appointed by our board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

The following table provides information regarding our executive officers and directors as of June 30, 2020:

N ame	Age	Company Position
Steven N. Bronson	54	Chairman of the Board, President, Chief Executive Officer and Acting Chief Financial Officer
Albert Lu	49	Chief Technology Officer
Joy C. Hou	44	Director
David J. Wolenski	58	Director

Executive Officers

Steven N. Bronson. Mr. Bronson has over 30 years of business and entrepreneurial experience. His successful background in investment banking and principal investing has led to him taking executive positions in several companies. Mr. Bronson became our Chief Executive Officer and Chairman of our board of directors in July 2010. In March 2011, he also took on the role of President, bringing both his operational and financial expertise to the company. Since successfully turning around Interlink’s business to profitability, Mr. Bronson has focused on strategic matters, mission-critical decisions, and identification of potential acquisitions and business partnership opportunities.

Mr. Bronson also serves as Interim or Acting Chief Financial Officer from time to time, when a vacancy in that officer position occurs.  Mr. Bronson has served as Acting Chief Financial Officer since August 18, 2020, and expects to serve in that position until the company appoints a chief financial officer to replace him.

In July 2013, Mr. Bronson assumed the positions of President and Chief Executive Officer of Qualstar Corporation (OTCMKTS: QBAK), a high-quality tape library manufacturer, and its subsidiary N2Power, a manufacturer of high efficiency power supplies for diverse electronics industries. From 1996 until November 2014, Mr. Bronson served as Chief Executive Officer and Chairman of Bronson & Co., LLC, an investment banking firm. Since October 2008, Mr. Bronson also has served as Chief Executive Officer and Chairman of BKF Capital Group, Inc. (OTCMKTS: BKFG), a publicly traded company operating through its wholly-owned subsidiaries, BKF Investment Group, Inc. and BKF Asset Holdings, Inc. Mr. Bronson also is Chairman of the Board and Chief Executive Officer of Ridgefield Acquisition Corporation (OTCMKTS: RDGA), a publicly traded company with no principal operations or revenue producing activities that is seeking to acquire an operating entity. Mr. Bronson currently holds series 4, 7, 24, 53, 55, 63, 65, 66 and 79 licenses.

Mr. Bronson was selected to serve on our board of directors because of the perspective and experience he brings as our largest stockholder, his extensive experience with technology companies, and his experience serving as a senior executive officer of a public company.

Albert Lu. Dr. Lu has served as our Chief Technology Officer since February 2014, and is based in Singapore at our wholly-owned subsidiary, Interlink Electronics Singapore Private Limited. Prior to joining Interlink, for over 15 years Dr. Lu had made significant R&D contributions to the Singapore Institute of Manufacturing Technology, or SIMTech, which develops high-value manufacturing technology and human capital to enhance the competitiveness of Singapore’s manufacturing industry. SIMTech is a research institute of the Agency for Science, Technology and Research (A*STAR). Dr. Lu’s most recent role was Program Manager of the Large Area Processing Program, where he established and spearheaded Singapore’s key R&D facility and pilot line for roll-to-roll manufacturing of functional films and printed electronics. In his other technology leadership roles at SIMTech, Dr. Lu orchestrated R&D collaborations and industry consortia in disruptive and emerging technology platforms that included embedded passives, broadband communications, and electronics packaging with multinational corporations and local enterprises.

Dr. Lu earned both a Ph.D. and B. Eng. in electrical engineering from the University of Manchester, Institute of Science and Technology in the United Kingdom. Dr. Lu also received the Lee Kuan Yew Award for Mathematics and Science in Singapore and the Institution of Electrical Engineers Prize in the United Kingdom.

Non-Employee Directors

Joy C. Hou. Ms. Hou joined our board of directors in June 2020. Ms. Hou presently is the CEO and Co-Founder of MREN, Inc., an enterprise technology platform serving the commercial real estate industry since 2013. Ms. Hou has over 30 years of business and entrepreneurial experience in finance, technology, and management. Prior to MREN, Ms. Hou was the CEO and Co- Founder of RAISC, Inc., a tech-enabled bank distressed asset platform that centralized data for over $3B of commercial real estate assets and supported the disposition of over $1.5B of assets. In addition, Ms. Hou spent over 10 years on Wall Street where she held various debt and equity investment positions at Donaldson, Lufkin & Jenrette, Lehman Brothers and served as the Head of Hospitality Practice at Barclays Capital. Ms. Hou is currently on the Board of Cornell Asian Alumni Association as the Vice President of University Relations and had previously served on the Board of Country Montessori School. Ms. Hou holds a Bachelor of Science degree from Cornell University’s School of Hotel Administration with Distinction.

Ms. Hou was selected to serve on our board of directors because of her extensive business experience in working with technology companies, as both a Wall Street banker and entrepreneur.

David J. Wolenski. Mr. Wolenski joined our board of directors in June 2020. He currently serves as President and on the Board of Director of Electro-Mechanical Products, Inc., a privately held company engaged in the manufacture of precision-machined components and thermal management systems for the semiconductor, laser, and medical device industries. From 1996 to 2000, Mr. Wolenski was Chief Executive Officer of OZO Automation, Inc. (OTCBB:OZOA), a publicly-traded company that produced robotic workstations for the electronics industry. As Chief Executive Officer, he also managed the sale of OZO’s assets to JOT Automation of Olunsalo, Finland, and served as President of their Depaneling subsidiary from 2000 to 2001. From 1983 to 1996, Mr. Wolenski held various positions with Johns Manville Corporation, a worldwide leader in fiberglass insulations and engineered products, which included managerial assignments in manufacturing, business development, and quality assurance. His past board affiliations have included Qualstar Corporation (OTCMKTS: QBAK), where we was a director from 2014 until June 2020; OZO Automation, Inc., where he was a director from 1996 to 1999; and Bio-Medical Automation, Inc., where he was a director from 1999 to 2000. Mr. Wolenski holds a BS degree in Mechanical Engineering from the University of Colorado at Boulder (1983), and an MBA from the University of Colorado at Denver (1990).

Mr. Wolenski was selected to serve on our board of directors because of his senior executive management experience at privately-held and publicly-held manufacturing companies and his prior experience as a director of other companies.

ITEM 6.     EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

The compensation committee of the board is responsible for the executive compensation programs for our executive officers and reports to the board on its discussions, decisions and other actions.  Typically, our chief executive officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the executive officers that report to him, except that he does not make recommendations as to his own compensation.  Our chief executive officer makes recommendations to our compensation committee regarding short-term and long-term compensation for all executive officers, excluding himself, based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement.  Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer other than the chief executive officer, as well as each individual compensation component.  The compensation committee makes recommendations to the board regarding compensation for the chief executive officer.  The independent members of the board make the final decisions regarding executive compensation for our chief executive officer.

The compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies.  The compensation committee has not retained the services of a compensation consultant since 2016.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2018 and 2019. As a “smaller reporting company,” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended, or the Securities Act, we are required to provide compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. During 2019, we only had two executive officers, and thus the following officers are our only “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation (1)($)	Total ($)
Steven N. Bronson	2019	300,000	--	897	300,897
Chief Executive Officer, President, Chief Financial Officer and Chairman of the Board	2018	300,000	--	897	300,897

Albert Lu (2)	2019	224,094	18,667	--	242,761
Chief Technology Officer	2018	222,707	15,000	--	237,707

(1)	Consists of the taxable cost of group term life insurance coverage.
(2)

Dr. Lu received a discretionary bonus in 2018 and 2019 based on his performance for the year.  Dr. Lu is paid in Singapore Dollars.  For the purposes of this table, salary and bonus amounts paid to Dr. Lu in Singapore Dollars were converted to U.S. Dollars using the Accounting Rate for 2018 (1.3712 Singapore Dollars to the U.S. Dollar) and 2019 (1.3660 Singapore Dollars to the U.S. Dollar) for fiscal years 2018 and 2019, respectively. The “Accounting Rate” for any month is the exchange ratio of the relevant reference currency to one U.S. Dollar for the last business day of the preceding fiscal month, as published by the US government.

Outstanding Equity Awards at Fiscal Year End

The following table presents certain information concerning equity awards held by our named executive officers as of December 31, 2019. Dr. Lu did not hold any equity awards at December 31, 2019.

Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (1)
Steven N. Bronson	5/18/2015	37,500	(2)	$178,125

(1)	The market value of the restricted stock awards is based on the closing market price of our common stock as of December 31, 2019, which was $4.75 per share.
(2)	Represents a grant of restricted stock units, which vested in full on May 18, 2020.

Executive Officer Employment Letters

We have entered into employment agreements with each of the named executive officers.  With the exception of his own arrangement, each of these employment agreements was negotiated on our behalf by our Chief Executive Officer with the oversight and approval of the compensation committee of the board.

Steven N. Bronson

We entered into an employment agreement with Steven N. Bronson, our Chairman, President, and Chief Executive Officer, on July 7, 2016.  The employment agreement was for an original term of one year and automatically renews for additional one-year periods unless either party elects not to renew or it is otherwise terminated, in either case pursuant to its terms.

Pursuant to his employment agreement, Mr. Bronson receives an annual base salary, currently $300,000, and is entitled to earn and receive bonus compensation based upon the achievement of performance goals, as determined by our compensation committee, in accordance with a bonus plan adopted by us for the applicable year.  Mr. Bronson also is entitled to participate in our benefit plans, including health insurance, life insurance, disability insurance, and retirement plans.

If Mr. Bronson’s employment terminates due to his death or disability, Mr. Bronson or his beneficiaries will be entitled to receive his base compensation to the end of the monthly pay period immediately following the date of termination and any accrued bonus payments, and all of Mr. Bronson’s unvested and outstanding equity awards shall immediately vest and become exercisable.

If Mr. Bronson’s employment is terminated by him for “good reason”, or by us without “cause”, Mr. Bronson will be entitled to receive his base compensation to the date of termination, severance pay equal to twelve months of his base compensation, any earned bonus compensation, employee benefits for twelve months following the date of termination, and any vested company match 401(k) or other retirement contribution, and all of Mr. Bronson’s unvested and outstanding equity awards shall immediately vest and become exercisable.

Mr. Bronson’s employment agreement also provides that upon a “change of control” of Interlink, Mr. Bronson is entitled to receive an amount in cash equal to twelve months of his base salary then in effect, and all of Mr. Bronson’s unvested and outstanding equity awards shall immediately vest and become exercisable.

Albert Lu

We entered into an employment agreement with Albert Lu, our Chief Technology Officer, in February 2014. The employment agreement provides for an annual base salary, which currently is $318,180 SGD and an annual bonus of up to 20% of base salary. Dr. Lu’s compensation is paid in Singapore dollars (SGD).  Dr. Lu also received a restricted stock unit award of 80,000 shares of common stock pursuant to his employment agreement, 50% of which vested on each of January 31, 2018 and January 31, 2019.  Dr. Lu’s employment agreement provides for “at will” employment and may be terminated at any time by either party on one month’s written notice.  Dr. Lu is not entitled to any termination or “change of control” payments or benefits under his employment agreement.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2019.

401(k) Plan

We maintain a tax-qualified retirement plan, or the 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis.  Eligible employees are able to participate in the 401(k) plan as of the first day of the month following the date they meet the 401(k) plan’s eligibility requirements, and participants are able to defer up to 60% of their eligible compensation subject to applicable annual Code limits.  All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants. The match is limited to 50% of base salary up to $500.

Non-Employee Director Compensation

Director Compensation Table

The following table details the total compensation earned by our non-employee directors in fiscal year 2019:

Director	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Total ($)
Angela Blatteis (3)	10,000	5,000	15,000
Frank Levinson (3)	10,000	5,000	15,000
Joy C. Hou (4)	--	--	--
David J. Wolenski (4)	--	--	--

(1)

Represents awards of our common stock. These amounts represent the grant date fair value of the stock awards granted in fiscal year 2019 determined in accordance with ASC Topic 718.  These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our common stock in future periods.  Assumptions used in calculating these amounts are set forth in the Notes to Consolidated Financial Statements included elsewhere in this Registration Statement on Form 10.

(2)	No director held stock options or restricted stock awards as of December 31, 2019.
(3)	On July 18, 2019, each of Ms. Blatteis and Mr. Levinson received 2,777 shares of our common stock. Ms. Blatteis and Mr. Levinson resigned as directors in May 2020 and June 2020, respectively.
(4)	Each of Ms. Hou and Mr. Wolenski became directors in June 2020, and did not receive any compensation in fiscal year 2019.

Outside Director Compensation Policy

Our board of directors has adopted a policy for the compensation for our non-employee directors, or the Outside Directors. Outside Directors will receive compensation in the form of equity and cash, as described below:

●

Initial award. Each person who first becomes an Outside Director will be granted common stock with a grant date fair value equal to $5,000.  These awards will be granted on the date of the first meeting of our board of directors or compensation committee occurring on or after the date on which the individual first became an Outside Director.

●

Annual Award. Annually, on July 15, each Outside Director who has served on our board of directors for at least the preceding six months will be granted common stock with a grant date fair value equal to $5,000.

●

Cash Compensation. Each Outside Director receives an annual retainer of $10,000 in cash for serving on our board of directors, or the Annual Fee.  The Annual Fee is paid in quarterly installments to each Outside Director who has served in the relevant capacity for the immediately preceding fiscal quarter no later than 30 days following the end of such preceding fiscal quarter.  An Outside Director who has served in the relevant capacity for only a portion of the immediately preceding fiscal quarter will receive a prorated payment of the quarterly payment of the Annual Fee.

ITEM 7.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

We describe below transactions, and series of related transactions, since January 1, 2017 to which we were or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000 or 1% of our average total assets at December 31, 2018 and 2019; and

•

any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or their immediate family members, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transaction or series of related transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the headings “Board of Directors and Corporate Governance - Director Compensation Table” and “Executive Compensation.”

Share Repurchase Agreement

On June 22, 2018, we entered into a securities purchase agreement with Leonard Hagan, who was the beneficial owner of more than 5% of our common stock at the time of the agreement, pursuant to which we repurchased from Mr. Hagan and his affiliates an aggregate of 867,681 shares of our common stock at a purchase price of $3.00 per share for an aggregate purchase price of $2,603,043.

Cost Sharing Arrangements

Steven N. Bronson, our Chairman of the Board, President, Chief Executive Officer and Acting Chief Financial Officer, simultaneously serves as an officer of Qualstar Corporation (OTCMKTS: QBAK) and BKF Capital Group, Inc. (OTCMKTS: BKFG).  Mr. Bronson serves as President and Chief Executive Officer of Qualstar Corporation and as the Chairman of the Board and Chief Executive Officer for BKF Capital Group, Inc.  We also expect that any future Chief Financial Officer of Interlink also will serve as Chief Financial Officer of Qualstar Corporation and BKF Capital Group, Inc.  We have entered into the following cost sharing arrangements with Qualstar and BKF Capital:

Irvine, CA Facility:  We entered into a sublease agreement for our corporate headquarters in Irvine, CA in June 2020.  We have an oral agreement with Qualstar and BKF Capital to allow each use of a portion of the premises, and have agreed to split all rent and lease-related costs as follows:  47.5% for Interlink, 47.5% for Qualstar, and 5% for BKF Capital.

Camarillo, CA Facility:  We have an oral agreement with Qualstar Corporation to allow us to use a portion of the premises leased by Qualstar in Camarillo, CA, and we have agreed to split all rent and lease related costs based on relative headcount at the facility or equally in the case of a portion of the facility used for storage.  We had a similar arrangement with Qualstar for its Simi Valley, CA facility prior to Qualstar’s move to Camarillo.  For the twelve months ended December 31, 2017, 2018 and 2019, and for the six months ended June 30, 2020, we paid Qualstar $13,000, $15,000, $21,000 and $17,000, respectively, for our use of Qualstar’s Camarillo and Simi Valley facilities.

Consulting Agreements:  On December 1, 2017, we entered into various Consulting Agreements with Qualstar Corporation. Pursuant to the Consulting Agreements, we provide marketing and administrative services to Qualstar. We receive approximately $40,000 per month, plus expenses for these services. We also occasionally pay travel and other expenses incurred by Qualstar employees, for which we are reimbursed. Qualstar reimbursed Interlink $28,000, $217,000, $269,000 and $254,000 for the twelve months ended December 31, 2017, 2018 and 2019, and for the six months ended June 30, 2020, respectively.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers.  The indemnification agreements and our articles of incorporation and by-laws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 or 1% of our average total assets at December 31, 2019 and 2018 and in which a related person has or will have a direct or indirect material interest.  Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members.  Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

Director Independence

We are not currently listed on any national securities exchange that has a requirement that any members of the board of directors be independent. However, in evaluating the independence of its members and the composition of the committees of the board of directors, the board utilizes the definition of “independent director” as that term is defined by the rules of The Nasdaq Stock Market, Inc. (“NASDAQ”). Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of NASDAQ, a director will only qualify as an ‘‘independent director’’ if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise or interfere with such director’s ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors has determined that Ms. Hou and Mr. Wolenski are ‘‘independent directors’’ as defined under the applicable rules and regulations of NASDAQ.

In addition, our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Ms. Hou and Mr. Wolenski, each of whom is a non-employee member of our board of directors, serve on these board committees. Our board of directors has determined that each of Ms. Hou and Mr. Wolenski satisfies the requirements for independence and, in the case of the audit committee, financial literacy for service on the audit committee, compensation committee and nominating and governance committee under the rules of NASDAQ.

ITEM 8.     LEGAL PROCEEDINGS

We are not party to any legal proceedings. We may, from time to time, be party to litigation and subject to claims incident to the ordinary course of business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of any future matters could materially affect our future financial position, results of operations or cash flows.

ITEM 9.     MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information for Common Stock

Our common stock is listed on the OTC Pink marketplace of the OTC Markets Group under the symbol “LINK.” Over-the-counter market quotations reported by the OTC Markets Group reflect inter-dealer quotations, without retail markups, markdowns, or commissions, and do not necessarily represent actual transactions.

Holders of Record

As of June 30, 2020, we had 21 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information about our equity compensation plans as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (2)	3,120	$7.40	1,535,423
Equity compensation plans not approved by security holders	--	--	--
Total	3,120		1,535,423

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account restricted stock units, which have no exercise price.
(2)	Consists of our 2016 Omnibus Incentive Plan.

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, Interlink has issued the following unregistered securities:

Equity Compensation Issuances

In July 2019, we issued 5,554 shares of common stock to two outside directors pursuant to the terms of our 2016 Omnibus Incentive Plan. The shares were issued as compensation for service on our board of directors.

In May 2020, we issued 37,500 shares of common stock to Steven N. Bronson upon the settlement of restricted stock units issued to Mr. Bronson in May 2015 pursuant to the terms of our 1996 Stock Incentive Plan. The restricted stock units were issued to Mr. Bronson in exchange for services.

The transactions did not involve any underwriters, underwriting discounts or commissions, or any public offering.  We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act by virtue of (i) Section 4(a)(2) of the Securities Act as transactions not involving a public offering or (ii) Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificate issued in the transaction. The recipients had adequate access, through their relationship with us, to information about Interlink. The sales of these securities were made without any general solicitation or advertising.

ITEM 11.   DESCRIPTION OF REGISTRANTS SECURITIES TO BE REGISTERED

General

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our articles of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, copies of which have been filed as exhibits to this Registration Statement on Form 10.

Immediately following the completion of this offering, our authorized capital stock will consist of 31,000,000 shares, of which:

•	30,000,000 shares are designated as common stock, with a par value of $0.001 per share; and

•	1,000,000 shares are designated as preferred stock, with a par value of $0.01 per share.

As of June 30, 2020, we had outstanding 6,600,550 shares of common stock and options to acquire 3,120 shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

No shares of our preferred stock are outstanding. Pursuant to our articles of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series. Our board of directors may designate the powers, designations, preferences, and relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contains provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Nevada law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

As discussed above under “Preferred Stock,” our board of directors will have the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Limits on Ability of Stockholders to Call a Special Meeting

Our articles of incorporation provide that special meetings of the stockholders may be called only by our board of directors, by majority vote, or by any stockholder or group of stockholders who own and have the right to vote more than 25% of our issued and outstanding securities, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Nevada Law

Nevada has enacted the following legislation that may deter or frustrate takeovers of Nevada corporations:

Evaluation of Acquisition Proposals. The Nevada Revised Statutes expressly permit our board, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other of our constituencies, and on the communities and geographical areas in which we operate. Our board may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of capital stock and our then current value in a freely negotiated transaction.

Control Share Acquisitions. We are subject to the Nevada control share acquisitions statute. This statute is designed to afford stockholders of public corporations in Nevada protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special stockholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

The provisions of Nevada law and the provisions of our articles of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare. The transfer agent’s address is 8742 Lucent Boulevard, Suite 225, Highlands Ranch, CO 80129, and its telephone number is (303) 262-0672.

Stock Listing

Our common stock is quoted on the OTC Pink marketplace of the OTC Markets Group under the symbol “LINK.”

ITEM 12.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Law

We are a Nevada corporation and, as such, we are subject to the provisions of the Nevada Revised Statutes, which govern indemnification of officers and directors and related matters.

Section 78.138 of the Nevada Revised Statutes provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of Nevada Revised Statutes permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of Nevada Revised Statutes permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of Nevada Revised Statutes further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of Nevada Revised Statutes provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Articles of Incorporation

Our articles of incorporation provide that no director shall be personally liable to Interlink or its stockholders for monetary damages for conduct as a director, provided that the articles do not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Nevada Revised Statutes. No amendment to the Nevada Revised Statutes that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission that occurs prior to the effective date of the amendment.

Our articles of incorporation also provide that we must indemnify and hold harmless each of our directors and officers to the fullest extent not prohibited by the Nevada Revised Statutes, who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the company), by reason of the fact that such person is or was a director, officer, employee or agent of the company or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the company, or serves or served at the request of the company as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. We must pay for or reimburse the reasonable expenses incurred by any such current or former director or officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under our articles of incorporation and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under our articles of incorporation.

Other Matters

Our policy is to enter into separate indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and executive officers under the Nevada Revised Statutes and also to provide for certain additional procedural protections. We also maintain directors and officers insurance to insure such persons against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 13.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The consolidated financial statements of Interlink Electronics Inc. are filed under this Item 13 of this Registration Statement on Form 10, beginning on page F-1.

ITEM 14.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS

We have filed the following documents as part of this Registration Statement on Form 10:

1.     Consolidated Financial Statements

Our consolidated financial statements are included beginning on page F-1 of this Registration Statement.

2.     Financial Statement Schedules

All schedules have been omitted because they are not required, not applicable, not present in amounts sufficient to require submission of the schedule, or the required information is otherwise included in our consolidated financial statements and related notes.

3.     Exhibits

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Herewith

3.1	Articles of Incorporation of the Registrant	10	000-21858	3.1	February 17, 2016
3.2	Bylaws of the Registrant	10	000-21858	3.2	February 17, 2016
3.3	Amendment to Bylaws of Interlink Electronics Inc.	10	000-21858	3.3	February 17, 2016
4.1	Form of the Registrant’s common stock certificate	10	000-21858	4.1	February 17, 2016
10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and officers	10	000-21858	10.1	February 17, 2016
10.2*	Employment Agreement, dated July 7, 2016, between the Registrant and Steven N. Bronson	8-K	001-37659	10.1	July 11, 2016
10.3*	Employment Agreement, dated January 31, 2014, between Interlink Electronics Singapore Private Limited and Albert Lu Chee Wai	10	000-21858	10.4	February 17, 2016
10.4*	Interlink Electronics, Inc. 2016 Omnibus Incentive Plan	8-K	001-37659	10.1	June 22, 2016
10.5	Sublease, dated June 8, 2020, by and between Overland, Pacific & Cutler, LLC and Interlink Electronics Inc.	10-12G	000-21858	10.6	August 4, 2020	**
21.1	List of Subsidiaries	10	000-21858	21.1	February 17, 2016

*	Each a management contract or compensatory plan or arrangement.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 3, 2020	Interlink Electronics Inc.

	By:	/s/ Steven N. Bronson
Steven N. Bronson Chief Executive Officer, President and Acting Chief Financial Officer

INTERLINK ELECTRONICS, INC.
INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Interlink Electronics Incorporated & Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Interlink Electronics, Incorporated & Subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial positions of the Company as of December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for the year ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2019, using the modified retrospective approach.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/RBSM LLP

We have served as the Company’s auditor since 2017.
Larkspur, CA
May 13, 2020

INTERLINK ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS
(Audited)

	December 31,	December 31,
	2019	2018
	(in thousands, except par value)
ASSETS
Current assets
Cash and cash equivalents	$5,812	$6,102
Restricted cash	32	5
Accounts receivable, net	730	780
Inventories	927	1,071
Prepaid expenses and other current assets	330	303
Total current assets	7,831	8,261
Property, plant and equipment, net	633	701
Intangibles, net	171	121
Right-of-use	203	—
Deferred income taxes	435	470
Other assets	59	59
Total assets	$9,332	$9,612

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$218	$304
Accrued liabilities	302	297
Lease liabilities, current	154	—
Accrued income taxes	—	26
Deferred revenue, current	13	—
Total current liabilities	687	627

Long term liabilities
Lease liabilities, long term	66	—
Deferred tax liability, long term	8	—
Total long-term liabilities	74	—
Commitments and contingencies (see note 9)	—	—

Stockholders' equity
Preferred stock, $0.01 par value: 1,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value: 30,000 shares authorized, 6,563 and 6,483 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	7	7
Additional paid-in-capital	57,940	57,871
Accumulated other comprehensive income	(93)	(67)
Accumulated deficit	(49,283)	(48,826)
Total stockholders' equity	8,571	8,985
Total liabilities and stockholders' equity	$9,332	$9,612

The accompanying notes are an integral part of these consolidated financial statements.

INTERLINK ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Audited)

	Year ended December 31,
	2019	2018
	(in thousands, except per share data)

Revenue, net	$7,305	$8,904
Cost of revenue	3,995	4,000
Gross profit	3,310	4,904
Operating expenses:
Engineering, research and development	916	908
Selling, general and administrative	2,608	3,246
Total operating expenses	3,524	4,154
Income(loss) from operations	(214)	750
Other income (expense):
Other income (expense), net	39	60
Income(loss) before income tax expense	(175)	810
Income tax expense	282	188
Net income(loss)	(457)	622
Other comprehensive income(loss), net of tax:
Foreign currency translation adjustments	(26)	(108)
Comprehensive income(loss)	$(483)	$514

Earnings(loss) per share, basic and diluted	$(0.07)	$0.09

Weighted average common shares outstanding - basic	6,543	6,899
Weighted average common shares outstanding - diluted	6,581	6,991

The accompanying notes are an integral part of these consolidated financial statements.

INTERLINK ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Audited)

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-in-	Comprehensive	Accumulated	Stockholders'
(in thousands)	Shares	Amount	Capital	(Loss) Income	Deficit	Equity
Balance at January 1, 2018	7,336	$7	$60,527	$41	$(49,448)	$11,127
Net income	—	—	—	—	622	622
Foreign currency translation adjustment	—	—	—	(108)	—	(108)
Stock Repurchase	(901)	—	(2,764)	—	—	(2,764)
Compensation expense related to equity awards, net of cancellations	48	—	108	—	—	108
Balance at December 31, 2018	6,483	7	57,871	(67)	(48,826)	8,985
Net income (loss)	—	—	—	—	(457)	(457)
Foreign currency translation adjustment	—	—	—	(26)	—	(26)
Stock Repurchase	(3)	—	(6)	—	—	(6)
Compensation expense related to equity awards, net of cancellations	83	—	75	—	—	75
Balance at December 31, 2019	6,563	$7	$57,940	$(93)	$(49,283)	$8,571

The accompanying notes are an integral part of these consolidated financial statements.

INTERLINK ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Audited)

	Twelve months ended December 31,
	2019	2018
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(457)	$622
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	251	155
Stock based compensation	75	102
Amortization of right of use	(203)	—
Changes in operating assets and liabilities:
Accounts receivable	50	594
Inventories	144	124
Prepaid expenses and other current assets	(27)	35
Other assets	—	—
Accounts payable	(86)	49
Accrued liabilities	5	(48)
Accrued income taxes	(26)	(77)
Deferred income taxes	35	23
Lease liabilities	220	—
Deferred other	21	—
Net cash provided by operating activities	2	1,579
Cash flows from investing activities:
Property, plant and equipment	(141)	(304)
Share repurchase	(6)	(2,764)
Intangibles	(92)	(79)
Net cash used in investing activities	(239)	(3,147)
Cash flows from financing activities:
Proceeds from exercise of stock options	—	6
Net cash provided by financing activities	—	6

Effect of exchange rate changes on cash and cash equivalents	(26)	(108)
Net increase (decrease) in cash and cash equivalents	(263)	(1,670)
Cash, cash equivalents and restricted cash, beginning of period	6,107	7,777
Cash, cash equivalents and restricted cash, end of period	$5,844	$6,107

Supplemental disclosure of cash flow information:
Income taxes paid	$247	$310
Interest paid	—	—

The accompanying notes are an integral part of these consolidated financial statements.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Audited)

NOTE 1-THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Interlink Electronics, Inc. (“we,” “us,” “our,” “Interlink” or the “Company”) designs, develops, manufactures and sells a range of force-sensing technologies that incorporate our proprietary materials technology, firmware and software into a portfolio of standard sensor based products and custom sensor system solutions. These include sensor components, subassemblies, modules and products that support effective, efficient cursor control and novel three-dimensional user inputs. Our Human Machine Interface (“HMI”) technology platforms are deployed in a wide range of markets including consumer electronics, automotive, industrial, and medical.

Interlink serves our world-wide customer base from our corporate headquarters in Camarillo, California (greater Los Angeles area), our global research and development (“R&D”) and engineering center in Singapore, our printed-electronics manufacturing facility in Shenzhen, China and our global distribution and logistics center in Hong Kong. We also maintain engineering, assembly and prototyping capabilities in Camarillo, California along with technical and sales offices in Japan and at multiple locations in the United States. Our principal executive office is located at 1267 Flynn Road, Camarillo, California 93012 and our telephone number is (805) 484-8855. Our website address is www.interlinkelectronics.com.

Fiscal Year

Our fiscal year is the calendar year reporting cycle beginning January 1 and ending December 31.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our reporting currency is the United States dollar.

Our consolidated financial statements include the accounts of Interlink Electronics and our subsidiaries in China, Hong Kong and Singapore. All intercompany accounts and transactions were eliminated in consolidation.

Foreign Currency Translation

The functional currency of our Chinese subsidiary is the Chinese Yuan Renminbi. The functional currency for our Hong Kong and Singapore subsidiaries is the United States dollar. However, our Hong Kong and Singapore subsidiaries also transact business in their local currency. Therefore, assets and liabilities are translated into United States dollars at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the respective periods. Foreign currency transaction and translation gains and losses are included in results of operations.

Segment Reporting

We operate in one reportable segment: the manufacture and sale of force sensing technology solutions.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Management regularly evaluates estimates and assumptions related to revenue recognition, allowances for doubtful accounts, warranty reserves, inventory valuation reserves, stock-based compensation, purchased intangible asset valuations and useful lives, asset retirement obligations, and deferred income tax asset valuation allowances. These estimates and assumptions are based on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. The actual results we experience may differ materially and adversely from our original estimates. To the extent there are material differences between the estimates and the actual results, our future results of operations will be affected.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606), when its customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. We recognize product revenues when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the price to the customer is fixed or determinable; and (iv) collection of the sales price is reasonably assured. Delivery occurs when goods are shipped and title and risk of loss transfer to the customer, in accordance with the terms specified in the arrangement with the customer. Revenue recognition is deferred until the earnings process is complete.

We (i) input orders based upon receipt of a customer purchase order, (ii) confirm pricing through the customer purchase order record, (iii) validate creditworthiness through past payment history, credit agency reports and other financial data, and (iv) recognize revenue upon shipment of goods or when risk of loss and title transfer to the buyer. All customers have warranty rights, and some customers also have explicit or implicit rights of return. We establish reserves for potential customer returns or warranty repairs based on historical experience and other factors that enable us to reasonably estimate the obligation.

A portion of our product sales is made through distributors under agreements allowing for right of return. Our past history with these sell-through right of return provisions allow us to reasonably estimate the amount of inventory that could be returned pursuant to these agreements, and revenue is recognized accordingly.

We recognize revenue for non-recurring engineering or non-recurring tooling fees when there is persuasive evidence of an arrangement, performance obligations are identified, fees are fixed or determinable, delivery has occurred, and collectability is reasonably assured.

Warranty

We establish reserves for future product warranty costs that are expected to be incurred pursuant to specific warranty provisions with our customers. We generally warrant our products against defects for one year from date of shipment, with certain exceptions in which the warranty period can extend to more than one year based on contractual agreements. A warranty reserve is recorded against revenues when products are shipped. At each reporting period, we adjust our reserve for warranty claims based on our actual warranty claims experience as a percentage of net revenue for the preceding 12 months and also consider the effect of known operations issues that may have an impact that differs from historical trends. Historically, our warranty returns have not been material.

Shipping and Handling Fees and Costs

Amounts billed to customers for shipping and handling fees are presented in product revenues. Costs incurred for shipping and handling are included in cost of revenues.

Engineering, Research and Development Costs

Engineering, research and development (“R&D”) costs are expensed when incurred. R&D expenses consist primarily of compensation expenses for employees engaged in research, design and development activities. R&D expenses also include depreciation and amortization, and overhead, including facilities expenses.

Marketing Costs

All of the costs related to marketing and advertising our products are expensed as incurred or at the time the marketing takes place.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

Stock-based Compensation

All stock-based payments to employees, including grants of employee stock options and employee stock purchase rights, are recognized in the financial statements based on their respective grant date (measurement date) fair values. We calculate the compensation cost of full-value awards such as restricted stock based on the market value of the underlying stock at the date of the grant. We estimate the expected life of a stock award as the period of time that the award is expected to be outstanding. We are required to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods. We estimate the fair value of each option award as of the date of grant using the Black-Scholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes option pricing model considers, among other factors, the expected life of the award and the expected volatility of our stock price. Although the Black-Scholes option pricing model meets the accounting guidance requirements, the fair values generated by the Black-Scholes option pricing model may not be indicative of the actual fair values of our awards, as it does not consider other factors important to those stock-based payment awards, such as continued employment, periodic vesting requirements, and limited transferability.

We have elected to recognize compensation expense for all stock-based awards on a straight-line basis over the requisite service period for the entire award. The amount of compensation expense recognized through the end of each reporting period is equal to the portion of the grant-date value of the awards that have vested, or for partially vested awards, the value of the portion of the award that is ultimately expected to vest for which the requisite services have been provided. The benefits of tax deductions in excess of recognized compensation cost are reported as a financing cash flow.

Other Income, Net

Other income, net, consists of interest income, foreign exchange gains and losses and other non-operating gains and losses.

Income Taxes

We account for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not determinable beyond a “more likely than not” standard, we establish a valuation allowance. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, we include an expense or benefit within the tax provision in the statement of operations. We also utilize a “more likely than not” recognition threshold and measurement analysis for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We recognize potential accrued interest and penalties related to unrecognized tax benefits within the consolidated statements of operations as income tax expense.

We operate within multiple tax jurisdictions and are subject to audit in these jurisdictions. Our foreign subsidiaries are subject to foreign income taxes on earnings in their respective jurisdictions. Earnings of our foreign subsidiaries are not included in our U.S. federal income tax return until earnings are repatriated. We are generally eligible to receive tax credits on repatriated earnings on our U.S. federal income tax return for foreign taxes paid by our subsidiaries.

Comprehensive Income

Comprehensive income includes all components of comprehensive income, including net income and any changes in equity during the period from transactions and other events and circumstances generated by non-owner sources.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

Earnings per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average number of diluted common shares, which is inclusive of common stock equivalents from unexercised stock options and restricted stock units. Unexercised stock options and restricted stock units are considered to be common stock equivalents if, using the treasury stock method, they are determined to be dilutive.

Under the two-class method of determining earnings for each class of stock, we consider the dividend rights and participating rights in undistributed earnings for each class of stock.

Leases

Effective January 1, 2019, the Company accounts for its leases under ASC 842. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases, and are recorded on the consolidated balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For finance leases, interest on the lease liability and the amortization of the right of use asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.

In calculating the right of use and lease liability, the Company has elected to combine lease and non-lease components. The Company excludes short-term leases having initial term of 12 months or less from the new guidance as an accounting policy election, and recognizes rent expense on a straight-line basis over the lease term.

The Company continues to account for leases in the prior period financial statements under ASC Topic 840.

Risk and Uncertainties

Our future results of operations involve a number of risks and uncertainties. Factors that could affect our business or future results and cause actual results to vary materially from historical results include, but are not limited to, the rapid change in our industry; problems with the performance, reliability or quality of our products; loss of customers; impacts of doing business internationally, including foreign currency fluctuations; potential shortages of the supplies we use to manufacture our products; disruptions in our manufacturing facilities; changes in environmental directives impacting our manufacturing process or product lines; the development of new proprietary technology and the enforcement of intellectual property rights by or against us; our ability to attract and retain qualified employees; and our ability to raise additional capital.

Public health threats could have an adverse effect on our operations and financial results.

Public health threats could adversely affect our ongoing or planned business operations. In particular, the outbreak in December 2019 of a novel coronavirus (COVID-19) in China has resulted in quarantines, restrictions on travel and other business and economic disruptions. We cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage, including the suppliers, distributers, resellers and other third parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and adversely impacted.

Cash, Cash Equivalents and Restricted Cash

We invest excess cash in highly liquid interest-bearing instruments, including commercial paper or money market accounts. Investments with original maturity dates less than 90 days are classified as cash equivalents. Cash that is reserved for a specific purpose and therefore not available for immediate or general business use is classified as restricted cash. All of our cash, cash equivalents and restricted cash are held at major financial institutions in the United States, China and Singapore. Our balances in each country were insured at the maximum limit determined by each country. In the U.S., we had approximately $5.0 million and $4.9 million in excess of the Federal Deposit Insurance Corporation limit of $250 thousand per depositor, per insured bank at December 31, 2019 and 2018, respectively. Approximately $1.0 million and $1.7 million held in banks in China at December 31, 2019 and 2018, respectively were not insured. Approximately $232 thousand and $676 thousand held in banks in Singapore at December 31, 2019 and 2018, respectively were not insured.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoice amount and presented net of the allowance for doubtful accounts. Our receivables do not bear interest. We evaluate the collectability of accounts receivable at each balance sheet date using a combination of factors, such as specific customer historical experience and credit quality, overall historical data, age of the accounts receivable balances, and economic conditions that may affect a customer’s ability to pay. We include any accounts receivable balances that are determined to be uncollectible in the overall allowance for doubtful accounts using the specific identification method. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories

Inventories are stated at the lower of cost or net realizable value (NRV) and consist of materials, labor and overhead. Inventory costs are determined using standard costs which approximate actual costs under the first-in, first-out method. Costs include the costs of purchased finished products, sorted wafers, and outsourced assembly, testing and internal overhead. NRV is the amount by which the estimated selling price of the product exceeds the sum of any additional costs expected to be incurred on the sale of such product in the ordinary course of business.

We evaluate inventories for excess quantities and obsolescence. Our evaluation considers market and economic conditions; technology changes; new product introductions; and changes in strategic business direction. Estimates by their very nature include elements that are uncertain. In order to state the inventory at the lower of cost or NRV, we maintain reserves against individual stocking units. Inventory reserves, once established, are not reversed until the related inventories have been sold or scrapped. If future demand or market conditions are less favorable than our projections, a write-down of inventory may be required, and would be reflected in cost of product revenues sold in the period the revision is made.

Property, Plant and Equipment, Net

Property, plant and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization expense are calculated using the straight-line method over the assets’ remaining estimated useful lives, ranging from two to five years for machinery and equipment, including product tooling; and the shorter of the lease terms or estimated useful lives for leasehold improvements. When property, plant and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. Gains and losses from retirements and asset disposals are recorded in selling, general and administrative (“SG&A”) expenses. Repairs and maintenance on our property, plant and equipment are expensed in the period incurred.

We perform periodic reviews to evaluate the recoverability of property, plant and equipment and to determine whether facts and circumstances exist that would indicate that the carrying amounts of property, plant and equipment exceed their fair values. If facts and circumstances indicate that the carrying amount of property, plant and equipment might not be fully recoverable, projected undiscounted net cash flows associated with the related asset or group of assets over their estimated remaining useful lives are compared against their respective carrying amounts. In the event that the projected undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are written down to their estimated fair values. All long-lived assets to be disposed of are reported at the lower of carrying amount or fair market value, less expected selling costs.

Intangible Assets, Net

Our intangible assets consist primarily of patents and trademarks and are carried at cost less accumulated amortization. We evaluate our finite-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of an intangible asset or asset group may not be recoverable. The carrying value of an intangible asset or asset group is not recoverable if the amounts of undiscounted future cash flows the assets are expected to generate (including any net proceeds expected from the disposal of the asset) are less than its carrying value. When we identify that an impairment has occurred, we reduce the carrying value of the asset to its comparable market value (if available and appropriate) or to its estimated fair value based on a discounted cash flow approach. Currently, we do not have goodwill or indefinite-lived intangible assets.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

Fair Value Measurements

We determine fair value measurements based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, we follow the following fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) our own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs):

Level 1:  Observable inputs such as quoted prices for identical assets or liabilities in active markets;

Level 2:  Other inputs observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborate inputs; and

Level 3:  Unobservable inputs for which there is little or no market data and which requires the owner of the assets or liabilities to develop its own assumptions about how market participants would price these assets or liabilities.

Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” The amendments to this update supersede nearly all existing revenue recognition guidance under GAAP, including the revenue recognition requirements in ASC Topic 605, “Revenue Recognition.”. The standard was originally set to become effective in annual periods beginning after December 15, 2016 and for interim and annual reporting periods thereafter. In August 2015, the FASB issued ASU 2015-14 “Revenue from Contracts with Customers; Deferral of the Effective Date,” which defers the effective date of ASU 2014-09 for all entities by one year, thereby delaying the effective date of the standard to January 1, 2018, with an option that would permit companies to adopt the standard as early as the original effective date. Early adoption prior to the original effective date is not permitted. The core principle of this Topic is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. This Topic defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The Company adopted ASU 2014-09 effective January 1, 2018 and it did not result in material differences in the amount or timing of recognized revenue.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”, that amends existing guidance around classification and measurement of certain financial assets and liabilities. Changes to the current GAAP model primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. Under the new guidance, all equity investments in unconsolidated entities (other than those accounted for using the equity method of accounting) will generally be measured at fair value through earnings. For equity investments without readily determinable fair values, the cost method is also eliminated. However, most entities will be able to elect to record equity investments without readily determinable fair values at cost, less impairment, and plus or minus subsequent adjustments for observable price changes. The standard also requires that financial assets and liabilities be disclosed separately in the notes to the financial statements based on measurement principle and form of financial asset. The amendments in this guidance are effective for financial statements issued for interim and annual periods beginning after December 15, 2017. This standard did not have a significant impact on our consolidated financial statements or disclosures.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”, which replaces the existing guidance in ASC Topic 840, “Leases”. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years and requires retrospective application. The Company adopted ASU 2016-02 as of January 1, 2019, which resulted in reclassifications to our balance sheet but an overall immaterial impact to our consolidated income or loss.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, that significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income, including trade receivables. The standard requires an entity to estimate its lifetime “expected credit loss” for such assets at inception, and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The standard is effective for annual periods beginning after December 15, 2019, and interim periods therein. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods therein. This standard is not expected to have a significant impact on our consolidated financial statements or disclosures.

In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory,” which reduces the complexity in the accounting standards by allowing the recognition of current and deferred income taxes for an intra-entity asset transfer, other than inventory, when the transfer occurs. Historically, recognition of the income tax consequence was not recognized until the asset was sold to an outside party. This amendment should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. ASU 2016-16 is effective for annual periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. The Company adopted ASU 2016-16 effective January 1, 2018 and it did not have a significant impact on our consolidated financial statements or disclosures.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”, clarifying the definition of a business, reducing the number of transactions that need to be further evaluated and providing a framework to assist entities in evaluating whether both an input and a substantive process are present. The amendments in the ASU specify that when the fair value of the gross assets acquired or disposed of is concentrated in a single identifiable asset or a group of similar identifiable assets, the integrated set of assets and activities is not a business. The guidance also requires that an integrated set of assets and activities must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output to be considered a business, and removes the evaluation of whether a market participant could replace the missing elements. The ASU is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019, with early adoption permitted. The Company will apply this standard to future transactions within the scope of the ASU.

In May 2017, the FASB issued ASU No. 2017-09, Modification Accounting for Share-Based Payment Arrangements, which amends the scope of modification accounting for share-based payment arrangements. The ASU provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. Specifically, an entity would not apply modification accounting if the fair value, vesting conditions, and classification of the awards are the same immediately before and after the modification. The ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. The Company adopted ASU 2017-09 effective January 1, 2018 and it did not have a significant impact on our consolidated financial statements or disclosures.

We reviewed all other recently issued accounting pronouncements and concluded they are not applicable or not expected to be material to our financial statements.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

NOTE 2-DETAILS OF CERTAIN FINANCIAL STATEMENT COMPONENTS

The following tables provide details of selected balance sheet items:

	December 31,	December 31,
	2019	2018
Inventories	(in thousands)
Raw materials	$540	$667
Work-in-process	253	280
Finished goods	134	124
Total inventories	$927	$1,071

	December 31,	December 31,
	2019	2018
Property, plant and equipment, net	(in thousands)
Furniture, machinery and equipment	$1,626	$1,481
Leasehold improvements	527	531
	2,153	2,012
Less: accumulated depreciation	(1,520)	(1,311)
Total property, plant and equipment, net	$633	$701

Depreciation expense totaled $225 thousand and $171 thousand in 2019 and 2018, respectively. There were no significant disposals of property, plant and equipment in 2019 and 2018.

	December 31,	December 31,
	2019	2018
Intangibles, net	(in thousands)
Patents and trademarks	$573	$481
Less: accumulated amortization	(402)	(360)
Total intangibles, net	$171	$121

Amortization expense totaled $41 thousand and $28 thousand in 2019 and 2018, respectively. Future amortization on existing intangibles over the next five years is as follows:

Years ending December 31,	(in thousands)
2020	$50
2021	$48
2022	$38
2023	$25
2024	$10

	December 31,	December 31,
	2019	2018
Accrued liabilities	(in thousands, except par value)
Accrued warranty	$9	$4
Accrued wages and benefits	168	140
Accrued taxes, other than income taxes	3	2
Accrued vacation	83	91
Accrued other	39	60
Total accrued liabilities	$302	$297

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

NOTE 3-FAIR VALUE MEASUREMENTS

The following table summarizes the Company’s cash and marketable securities using the hierarchy described in Note 1 under the heading “Fair Value Measurements”:

	December 31, 2019
	Adjusted Cost	Unrealized Gains (Losses)	Fair Value	Cash & Cash Equivalents
	(in thousands)
Level 1:
Cash	$—	$—	$—	$5,812
Restricted cash	—	—	—	32
Total	$—	$—	$—	$5,844

	December 31, 2018
	Adjusted Cost	Unrealized Gains (Losses)	Fair Value	Cash & Cash Equivalents
	(in thousands)
Level 1:
Cash	$—	$—	$—	$6,102
Restricted cash	—	—	—	5
Total	$—	$—	$—	$6,107

NOTE 4-STOCK BASED COMPENSATION

Under the terms of our 2016 Omnibus Incentive Plan (the “2016 Plan”), officers and key employees could be granted restricted stock units, as well as non-qualified or incentive stock options, at the discretion of the compensation committee of the board of directors. The 2016 Plan replaces the 1996 Stock Incentive Plan (the “1996 Plan”), which was terminated in December 2015; however, all grants issued under the 1996 Plan prior to its termination will continue to vest, expire or terminate in accordance with the 1996 Plan document and the terms of each award.

As of December 31, 2019, and 2018, none of our stock-based awards are classified as liabilities. We did not capitalize any stock-based compensation cost. At December 31, 2019, there was $26 thousand of unrecognized stock-based compensation expense related to non-vested restricted stock units, and the weighted average period over which the unearned stock-based compensation for the restricted stock units is expected to be recognized is approximately 0.38 years. All of our outstanding stock options are fully vested with no remaining unrecognized stock-based compensation expense. On a quarterly basis, we assess our estimate of forfeitures based on historical forfeiture activity and expected future employee attrition. We recognize the effect of adjustments made to forfeiture rates, if any, in the period we change the forfeiture estimate. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that we grant additional equity awards and our stock price increases.

Restricted Stock Units

Our outstanding restricted stock unit grants vest over five years in installments of 50% on the fourth anniversary of the grant date and the remaining 50% on the fifth anniversary of the grant date. Unvested restricted shares are forfeited if the recipient’s employment terminates for any reason other than death, disability or special circumstances as determined by the compensation committee of the board of directors.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

Activity for our restricted stock units is as follows:

	Restricted Stock Units	Weighted-Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)		(years)	(in thousands)
Restricted stock units, January 1, 2018	165	$3.47	1.35	$861
Awarded	5	$6.24
Issued	(40)	$1.00
Forfeited	(10)	$8.77
Restricted stock units, December 31, 2018	120	$3.97	0.70	$252
Awarded	—
Issued	(78)	$3.05
Forfeited	(5)	$8.81
Restricted stock units, December 31, 2019	37	$5.23	0.38	$178

The aggregate intrinsic values in the preceding table for the restricted stock units outstanding represent the total pretax intrinsic value, based on our closing stock price of $4.75 and $2.10 as of December 31, 2019 and 2018, respectively. 77,500 and 40,000 restricted stock units vested in 2019 and 2018, respectively.

Stock based compensation incurred for the twelve months ended December 31, 2019 and 2018 was $64 thousand and $87 thousand, respectively.

Stock Options

The exercise price of our stock options is the closing price on the date the options are granted. Options generally expire 10 years from the date of grant. The following table summarizes the activity for the remaining options outstanding under the Plan:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)		(years)	(in thousands)
Options outstanding, January 1, 2018	7	$4.12	4.46	$15
Granted	—
Exercised	(4)	$1.56
Cancelled or expired	—
Options outstanding, December 31, 2018	3	$7.40	8.84	$—
Granted	—
Exercised	—
Cancelled or expired	—
Options outstanding, December 31, 2019	3	$7.40	7.84	$—
Options exercisable, December 31, 2019	3	$7.40	7.84	$—

This intrinsic value represents the excess of the fair market value of our common stock on the date of exercise over the exercise price of such options. The aggregate intrinsic values in the preceding table for the options outstanding represent the total pretax intrinsic value, based on our closing stock price of $4.75 and $2.10 as of December 31, 2019 and 2018, respectively, which would have been received by the option holders had those option holders exercised their in-the-money options as of those dates.

The fair value of stock-based option awards is estimated at the date of grant using the Black-Scholes option pricing model; however, the value calculated using an option pricing model may not be indicative of the fair value observed in a willing buyer/willing seller market transaction, or actually realized by the employee upon exercise. Expected volatility used to estimate the fair value of options granted is based on the historical volatility of our common stock. The risk-free interest rate is based on the United States Treasury constant maturity rate for the expected life of the stock option. The expected life of a stock award is the period of time that the award is expected to be outstanding.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

The following table provides additional information in regards to options outstanding as of December 31, 2019:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	(in thousands)	(years)		(in thousands)
$7.40	3	7.84	$7.40	3	$7.40
	3	7.84		3	7.40

NOTE 5-EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding during the period, plus the dilutive effect of outstanding stock options and restricted stock-based awards using the treasury stock method. The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended
	December 31,
	2019	2018
	(in thousands, except per share data)

Net income(loss)	$(363)	$622

Comprehensive income(loss)	$(340)	$514

Weighted average outstanding shares of common stock	6,543	6,899
Dilutive potential common shares from stock options and restricted stock units	38	92
Common stock and common stock equivalents	6,581	6,991

Earnings(loss) per share, basic and diluted	$(0.07)	$0.09

Comprehensive income(loss) per share: basic and diluted	$(0.07)	$0.07

Shares subject to anti-dilutive stock options and restricted stock-based awards excluded from calculation	3	31

NOTE 6-INCOME TAXES

Under GAAP, we use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Tax expense for 2019 was higher primarily as a result of tax on dividend paid by subsidiary to U.S. based parent Company.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

The components of earnings before income tax provision (benefit) for the years ended December 31, 2019 and 2018 were as follows:

	Year Ended
	December 31,
	2019	2018
	(in thousands)
Income (loss) before income tax provision (benefit):
Domestic	$(383)	$239
Foreign	208	571
	$(175)	$810

Income tax provision (benefit) consists of the following for the years ended December 31, 2019 and 2018:

	Year Ended
	December 31,
	2019	2018
	(in thousands)
Income tax provision (benefit):
Current
Federal	$69	$52
State	2	9
Foreign	155	117
Total current	226	178
Deferred:
Federal	2	10
State	(2)	21
Foreign	56	(21)
Total deferred	56	10
Total income tax provision	$282	$188

A reconciliation of the income tax provision (benefit) by applying the statutory United States federal income tax rate to net income before income tax provision (benefit) is as follows:

	December 31,
	2019		2018
	$	%	$	%
	(in thousands, except percentages)
Federal income tax provision (benefit) at statutory rate	$(37)	(21.0)%	$170	21.0%
State tax expense net of federal tax benefit	(1)	(0.6)%	20	2.5%
Foreign taxes	(4)	(2.3)%	12	1.5%
Other	75	42.9%	(15)	(1.9)%
Foreign withholding and dividend	255	145.7%	—	—%
Change in valuation allowance	(6)	(3.4)%	1	0.1%
Income tax provision	$282	(161.3)%	$188	23.2%

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

Deferred tax assets and liabilities are recognized for future tax consequences between the carrying amounts of assets and liabilities and their respective tax basis using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Significant deferred tax assets and liabilities, consist of the following:

	December 31,
	2019	2018
	(in thousands)
Deferred tax assets, net
Net operating loss carryforward	$236	$243
Credits	—	6
Accruals	11	16
Reserves	8	3
Fixed assets and intangible property	48	95
Stock compensation	125	107
Other	7	6
Total deferred tax assets	435	476
Valuation allowance	—	(6)
Net deferred tax assets	$435	$470

Deferred taxes are recorded for the following Net Operating Losses (“NOLs”) that can be used in future tax years:

	December 31,
	2018	2017
	(in millions)
Net operating losses
Federal	$0.8	$0.8
State	1.0	0.9
Foreign	0.0	0.2
	$1.8	$2.1

The federal and state NOLs expire at various dates between 2020 through 2030. Foreign NOLs are related to the jurisdictions of Singapore and Hong Kong and may be carried forward indefinitely.

The Company experienced an ownership change under IRC Section 382 in February 2010. In general, a Section 382 ownership change occurs if there is a cumulative change in our ownership by “5% shareholders” (as defined in the Internal Revenue Code of 1986, as amended) that exceeds 50 percentage points over a rolling three-year period. An ownership change generally affects the rate at which NOLs and potential other deferred tax assets are permitted to offset future taxable income. Certain state jurisdictions within which we operate contain similar provisions and limitations. All of the remaining federal and state NOLs amount as of December 31, 2019 are subject to annual limitations due to the February 2010 ownership change, at approximately $71,000 per year. Because these limitations preclude the use of a large portion of these NOLs, the Company permanently wrote-off the related deferred tax assets during the year ended December 31, 2015. Because the Company maintained a full valuation allowance against these deferred tax assets, this write-off had no impact on tax expense. At December 31, 2019, the gross NOLs without regard to this permanent write-off is $48.3 million for federal and $13.9 million for state. A roll-forward of the NOLs for which deferred tax assets are now recorded is as follows:

	December 31,
	2019	2018
	(in millions)
Net operating losses
Balance at January 1,	$1.9	$2.0
NOL generated (utilized)	(0.1)	(0.1)
NOL expired unused	—	—
Other, including changes in foreign exchange rates	—	—
Balance at December 31,	$1.8	$1.9

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. We analyzed our need to record a valuation allowance against our otherwise recognizable net deferred tax assets in the federal, state and foreign jurisdictions and determined that no valuation allowance was necessary ay December 31, 2019 or 2018.

The Tax Code includes a provision, referred to as Global Intangible Low-Taxed Income (“GILTI”), which provides for a 10.5% tax on certain income of controlled foreign corporations. We have elected to account for GILTI as a period cost if and when occurred, rather than recognizing deferred taxes for basis differences expected to reverse.

The Company is subject to taxation in the U.S. and various states and foreign jurisdictions. U.S. federal income tax returns after 2015 remain open to examination. We and our subsidiaries are also subject to income tax in multiple state and foreign jurisdictions. Generally, state and foreign income tax returns after 2014 remain open to examination. No income tax returns are currently under examination. As of December 31, 2019, and 2018, the Company does not have any unrecognized tax benefits, and continues to monitor its current and prior tax positions for any changes. The Company recognizes penalties and interest related to unrecognized tax benefits as income tax expense. For the years ended December 31, 2019 and 2018, there were no penalties or interest recorded in income tax expense.

NOTE 7-SIGNIFICANT CUSTOMERS, CONCENTRATION OF CREDIT RISK AND GEOGRAPHIC INFORMATION

We manage and operate our business through one operating segment.

Net revenues from customers equal to, or greater than, 10% of total net revenues are as follows:

	Year ended December 31,
	2019	2018
Customer A	37%	16%
Customer B	10%	—
Customer C	10%	11%
Customer D	—	17%

Net revenues by geographic area are as follows:

	Year ended December 31,
	2019	2018
	(in thousands)
United States	$3,726	$3,785
Asia and Middle East	2,949	4,319
Europe and other	630	800
Revenue, net	$7,305	$8,904

Revenues by geographic area are based on the country of shipment destination. The geographic location of distributors and third-party manufacturing service providers may be different from the geographic location of the purchasers and/or ultimate end users.

We provide credit only to creditworthy third parties who are subject to our credit verification procedures. Accounts receivable balances are monitored on an ongoing basis, and accounts deemed to have credit risk are fully reserved. At December 31, 2019, four customers accounted for 29%, 20%, 11% and 11% of total accounts receivable. At December 31, 2018, two customers account for approximately 35% and 29% of total accounts receivable. Our allowance for doubtful accounts was $0 at both December 31, 2019 and December 31, 2018.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

As of December 31, 2019, our long-lived assets were geographically located as follows:

	December 31,	December 31,
	2019	2018
	(in thousands)
United States	$200	$142
Asia	604	680
Total long-lived assets	$804	$822

NOTE 8-RETIREMENT SAVINGS PLAN

We have a qualified retirement plan under the provisions of Section 401(k) of the Internal Revenue Code covering all U.S. employees. Participants in this plan may contribute between 1% and 60% of their eligible pay on a pretax basis, up to the annual Internal Revenue Service dollar limits. The Company will make matching contributions in an amount equal to 50% of the participant’s deferral contributions, not to exceed $500. All contributions, including the Company match, are vested immediately. Our matching contributions to the plan were $3 thousand and $4 thousand in 2019 and 2018, respectively.

NOTE 9-RELATED PARTY TRANSACTIONS

BKF Capital Group (OTC:BKFG)

We entered into an agreement, dated March 1, 2017 with BKF Capital Group, Inc. (“BKF”). Pursuant to the agreement, BKF occupies and uses one furnished office, telephone and other services, located at our corporate offices, for a fee of $1,000 per month. The agreement was amended effective February 1, 2017 reducing the fee to $250 per month. In addition, we will occasionally pay administrative expenses on behalf of BKF, and BKF will reimburse the Company. On March 1, 2018, BFK leased executive office space in Charleston, SC. Interlink used a portion of this office space for a proportionate fee. BKF still utilized a portion of the Interlink offices in California for the $250 per month fee. Effective March 1, 2018 we modified the existing agreement and entered into a cost-sharing agreement with Interlink that calls for a monthly net settlement of all shared costs between the use of the California and the South Carolina offices, including rent, administrative expenses and similar costs.

In February 2019, BKF chose not to renew the lease for executive office space in Charleston, SC. BKF still paid for office space located at Interlink’s corporate offices in Westlake Village, CA, for a fee of $250 per month until June 2019, when Interlink moved its corporate headquarters to Camarillo, CA in a facility shared with Qualstar Corporation. Beginning in June 2019 and going forward, BKF Capital pays Qualstar directly for the $250 per month fee.

For the years ended December 31, 2019 and 2018, BKF paid $2 thousand and $4 thousand, respectively to the Company. Steven N. Bronson, our Chairman of the Board, President and Chief Executive Officer, is also the Chairman of the Board, Chief Executive Officer and majority shareholder of BKF. At December 31, 2019 and December 31, 2018, there were no amounts owed between the companies.

Qualstar Corporation (NASDAQ:QBAK)

The Company agreed to reimburse, or be reimbursed by, Qualstar Corporation (“Qualstar”) for our occupation and use of a portion of their Camarillo manufacturing location and other expenses paid by one company on behalf of the other. In addition, the Company and Qualstar have entered into shared services agreements for marketing, executive and finance support services. Steven N. Bronson, our Chairman of the Board, President and Chief Executive Officer, is also the President and Chief Executive Officer of Qualstar. Transactions with Qualstar are as follows:

	Year ended December 31,
	2019		2018
	Due from Qualstar	Due to Qualstar	Due from Qualstar	Due to Qualstar
	(in thousands)
Balance at January 1,	$3	$2	$17	$—

Billed to Qualstar by Interlink	269	—	217	—
Paid by Qualstar to Interlink	(248)	—	(231)	—

Billed to Interlink by Qualstar	—	52	—	17
Paid by Interlink to Qualstar	—	(42)	—	(15)
Balance at December 31,	$24	$12	$3	$2

NOTE 10-COMMITMENTS

Lease Agreements

We lease facilities under non-cancellable operating leases. The leases expire at various dates through fiscal 2021 and frequently include renewal provisions for varying periods of time, provisions which require us to pay taxes, insurance and maintenance costs, and provisions for minimum rent increases. Minimum leases payments, including scheduled rent increases are recognized as rent expenses on a straight-line basis over the term of the lease.

The rate implicit in each lease is not readily determinable, and we therefore use our incremental borrowing rate to determine the present value of the lease payments. The weighted average incremental borrowing rate used to determine the initial value of right of use (ROU) assets and lease liabilities during the twelve months ended December 31, 2019 was 6.75%.

Right of use assets for operating leases are periodically reduce by impairment losses. We use the long-lived assets impairment guidance in ASC Subtopic 360-10, Property, Plant and Equipment – Overall, to determine whether a ROU asset is impaired, and if so, the amount of the impairment loss to recognize. As of December 31, 2019, we have not recognized any impairment losses for our ROU assets.

We monitor for events or changes in circumstances that require a reassessment of one of our leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative ROU asset balance is recorded in profit or loss.

As of December 31, 2019, the Company had current and long-term lease liabilities of $154,000 and $66,000, respectively, and right of uses assets of $203,000. Future imputed interest as of December 31, 2019 totaled $11,000.

Future minimum lease payments under non-cancellable operating leases that have remaining non-cancellable lease terms in excess of one year are as follows:

	2020	2021	2022	2023	Thereafter	Total
	(in thousands)
Operating Leases	$178	$68	$0	$0	$0	$246

In the Company’s financial statements for periods prior to January 1, 2019, the Company accounts for leases under ASC 840, and provides for rent expense on a straight-line basis over the lease terms. Net rent expense for the twelve months ended December 31, 2019 was $283,000.

NOTE 11-CONTINGENCIES

We are not party to any legal proceedings at December 31, 2019. We are occasionally involved in legal proceedings in the ordinary course of business, including actions against us which assert or may assert claims or seek to impose fines and penalties in substantial amounts. Related legal defense costs are expensed as incurred.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

Warranties

We establish reserves for future product warranty costs that are expected to be incurred pursuant to specific warranty provisions with our customers. We generally warrant our products against defects for one year from date of shipment, with certain exceptions in which the warranty period can extend to more than one year based on contractual agreements. Our warranty reserves are established at the time of sale and updated throughout the warranty period based upon numerous factors including historical warranty return rates and expenses over various warranty periods. Historically, our warranty returns have not been material.

Intellectual Property Indemnities

We indemnify certain customers and our contract manufacturers against liability arising from third-party claims of intellectual property rights infringement related to our products. These indemnities appear in development and supply agreements with our customers as well as manufacturing service agreements with our contract manufacturers, are not limited in amount or duration and generally survive the expiration of the contract. Given that the amount of any potential liabilities related to such indemnities cannot be determined until an infringement claim has been made, we are unable to determine the maximum amount of losses that we could incur related to such indemnifications.

Director and Officer Indemnities and Contractual Guarantees

We have entered into indemnification agreements with our directors and executive officers, which require us to indemnify such individuals to the fullest extent permitted by Nevada law. Our indemnification obligations under such agreements are not limited in amount or duration. Certain costs incurred in connection with such indemnifications may be recovered under certain circumstances under various insurance policies. Given that the amount of any potential liabilities related to such indemnities cannot be determined until a lawsuit has been filed, we are unable to determine the maximum amount of losses that we could incur relating to such indemnities.

We have also entered into an employment agreement with Steven N. Bronson, our Chairman of the Board, President and Chief Executive Officer. This agreement contains certain severance and change in control obligations. Under the agreement, if Mr. Bronson’s employment is terminated due to his death or disability (as such terms are defined in the agreement), Mr. Bronson or his beneficiaries will be entitled to receive: (i) his base compensation to the end of the monthly pay period immediately following the date of termination; (ii) accrued bonus payments; and (iii) all unvested equity and/or options issued by the Company shall immediately fully vest. If Mr. Bronson’s employment is terminated by him for good reason (as such term is defined in the agreement), or by us without cause, then Mr. Bronson will be entitled to receive: (i) his base compensation to the date of termination; (ii) a severance payment equal to twelve months of his base compensation; (iii) any earned bonus compensation; (iv) employee benefits for twelve months following the date of termination; (v) any vested company match 401k or other retirement contribution; and (vi) all unvested equity and/or options issued by the Company shall immediately fully vest.

In the event of a change in control of the Company (as such term is defined in the agreement), Mr. Bronson is entitled to receive: (i) a change in control payment in an amount equal to twelve months of his base compensation, payable as of the date the change in control occurs; and (ii) all unvested equity and/or options issued by the Company shall immediately fully vest.

Guarantees and Indemnities

In the normal course of business, we are occasionally required to undertake indemnification for which we may be required to make future payments under specific circumstances. We review our exposure under such obligations no less than annually, or more frequently as required. The amount of any potential liabilities related to such obligations cannot be accurately determined until a formal claim is filed. Historically, any such amounts that become payable have not had a material negative effect our business, financial condition or results of operations. We maintain general and product liability insurance which may provide a source of recovery to us in the event of an indemnification claim.

INTERLINK ELECTRONICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Audited)

Subsequent Events

The Company was approved and received $185,530 from the Paycheck Protection Program (PPP) on April 21, 2020. Silicon Valley Bank approved the loan with maturity date April 20, 2022 with an interest rate of 1%. The funds will be used for payroll related costs, rent and utilities. The loan can be forgiven at the end of the PPP program June 30, 2020. Strict guidelines must be followed in order for the loan to be forgiven.

The loan will be fully forgiven if the funds are used for payroll costs, interest on mortgages, rent, and utilities (due to likely high subscription, at least 75% of the forgiven amount must have been used for payroll). Loan payments will also be deferred for six months. No collateral or personal guarantees are required. Neither the government nor lenders will charge small businesses any fees.

Forgiveness is based on the employer maintaining or quickly rehiring employees and maintaining salary levels. Forgiveness will be reduced if full-time headcount declines, or if salaries and wages decrease.

This loan has a maturity of 2 years and an interest rate of 1%.

INTERLINK ELECTRONICS, INC.
INDEX TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

INTERLINK ELECTRONICS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2020	2019
	(in thousands, except par value)
ASSETS
Current assets
Cash and cash equivalents	$6,065	$5,812
Restricted cash	32	32
Accounts receivable, net	897	730
Inventories	817	927
Prepaid expenses and other current assets	344	330
Total current assets	8,155	7,831
Property, plant and equipment, net	515	633
Intangibles, net	191	171
Right-of-use	419	203
Deferred income taxes	396	435
Other assets	60	59
Total assets	$9,736	$9,332

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$176	$218
Accrued liabilities	331	302
Lease liabilities, current	225	154
Loan Payable PPP	186	—
Accrued income taxes	25	—
Deferred revenue, current	—	13
Total current liabilities	943	687

Long term liabilities
Lease liabilities, long term	208	66
Deferred tax liability, long term	8	8
Total long-term liabilities	216	74
Total liabilities	1,159	761
Commitments and contingencies (see note 9)	—	—
Stockholders' equity
Preferred stock, $0.01 par value: 1,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value: 30,000 shares authorized, 6,601 and 6,563 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	7	7
Additional paid-in-capital	57,966	57,940
Accumulated other comprehensive income	(108)	(93)
Accumulated deficit	(49,288)	(49,283)
Total stockholders' equity	8,577	8,571
Total liabilities and stockholders' equity	$9,736	$9,332

See accompanying notes to these unaudited condensed consolidated financial statements.

INTERLINK ELECTRONICS, INC.
Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(in thousands, except per share data)		(in thousands, except per share data)

Revenue, net	$1,702	$2,006	$3,393	$3,456
Cost of revenue	704	953	1,436	1,703
Gross profit	998	1,053	1,957	1,753
Operating expenses:
Engineering, research and development	293	88	578	340
Selling, general and administrative	664	594	1,410	1,385
Total operating expenses	957	682	1,988	1,725
Income (loss) from operations	41	371	(31)	28
Other income (expense):
Other income (expense), net	(8)	57	(2)	24
Income (loss) before income tax expense	33	428	(33)	52
Income tax expense (benefit)	20	319	(28)	257
Net income (loss)	13	109	(5)	(205)
Other comprehensive income, net of tax:
Foreign currency translation adjustments	5	(55)	(15)	(5)
Comprehensive income (loss)	$18	$54	$(20)	$(210)

Earnings (loss) per share, basic and diluted	$0.00	$0.02	$(0.00)	$(0.03)

Weighted average common shares outstanding - basic	6,580	6,540	6,571	6,522
Weighted average common shares outstanding - diluted	6,580	6,581	6,571	6,563

See accompanying notes to these unaudited condensed consolidated financial statements.

INTERLINK ELECTRONICS, INC.
Statement of Changes in Stockholders’ Equity
For the Three and Six Months Ended June 30, 2020 and June 30, 2019
(Unaudited)

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-in-	Comprehensive	Accumulated	Stockholders'
(in thousands)	Shares	Amount	Capital	(Loss) Income	Deficit	Equity
Balance at March 31, 2020	6,563	$7	$57,959	$(113)	$(49,301)	$8,552
Net income (loss)	—	—	—	—	13	13
Foreign currency translation adjustment	—	—	—	5	—	5
Compensation expense related to equity awards, net of cancellations	38	—	7	—	—	7
Balance at June 30, 2020	6,601	$7	$57,966	$(108)	$(49,288)	$8,577

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-in-	Comprehensive	Accumulated	Stockholders'
(in thousands)	Shares	Amount	Capital	(Loss) Income	Deficit	Equity
Balance at March 31, 2019	6,523	$7	$57,894	$(17)	$(49,140)	$8,744
Net income (loss)	—	—	—	—	109	109
Foreign currency translation adjustment	—	—	—	(55)	—	(55)
Compensation expense related to equity awards, net of cancellations	37	—	2	—	—	2
Balance at June 30, 2019	6,560	$7	$57,896	$(72)	$(49,031)	$8,800

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-in-	Comprehensive	Accumulated	Stockholders'
(in thousands)	Shares	Amount	Capital	(Loss) Income	Deficit	Equity
Balance at January 1, 2020	6,563	$7	$57,940	$(93)	$(49,283)	$8,571
Net income (loss)	—	—	—	—	(5)	(5)
Foreign currency translation adjustment	—	—	—	(15)	—	(15)
Compensation expense related to equity awards, net of cancellations	38	—	26	—	—	26
Balance at June 30, 2020	6,601	$7	$57,966	$(108)	$(49,288)	$8,577

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-in-	Comprehensive	Accumulated	Stockholders'
(in thousands)	Shares	Amount	Capital	(Loss) Income	Deficit	Equity
Balance at January 1, 2019	6,483	$7	$57,871	$(67)	$(48,826)	$8,985
Net income (loss)	—	—	—	—	(205)	(205)
Foreign currency translation adjustment	—	—	—	(5)	—	(5)
Compensation expense related to equity awards, net of cancellations	77	—	25	—	—	25
Balance at June 30, 2019	6,560	$7	$57,896	$(72)	$(49,031)	$8,800

See accompanying notes to these unaudited condensed consolidated financial statements.

INTERLINK ELECTRONICS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2020	2019
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(5)	$(205)
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	146	125
Stock based compensation	26	25
Amortization of right of use	97	94
Changes in operating assets and liabilities:
Accounts receivable	(167)	(290)
Inventories	110	(180)
Prepaid expenses and other current assets	(14)	85
Other assets	(1)	—
Accounts payable	(42)	(115)
Accrued liabilities	29	(9)
Accrued income taxes	25	29
Deferred income taxes	39	48
Lease liabilities	(100)	(94)
Deferred other	(13)	—
Net cash provided (used) by operating activities	130	(487)
Cash flows from investing activities:
Property, plant and equipment	—	(148)
Intangibles	(48)	(31)
Net cash used in investing activities	(48)	(179)
Cash flows from financing activities:
Proceeds from Loan PPP	186	—
Net cash provided by financing activities	186	—

Effect of exchange rate changes on cash and cash equivalents	(15)	(5)
Net increase (decrease) in cash and cash equivalents	253	(671)
Cash, cash equivalents and restricted cash, beginning of period	5,844	6,107
Cash, cash equivalents and restricted cash, end of period	$6,097	$5,436

Supplemental disclosure of cash flow information:
Income taxes paid	$8	$181
Interest paid	—	—
Non -cash financing and investing activities	313	418

See accompanying notes to these unaudited condensed consolidated financial statements.

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1-THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Interlink serves our world-wide customer base from our corporate headquarters in Irvine, California (Orange County area) and from our facility in Camarillo, California (Ventura County). We plan to establish a Global Product Development and Materials Science Center in our existing Camarillo footprint, which we expect to be operational by the end of 2020. This facility will have a state-of-the-art printed electronics development laboratory as well as materials science lab. Our engineering team will be based in this center where we will work with our US and global customers on developing, engineering, prototyping and implementing our advanced HMI solutions. We also maintain a small embedded software and IoT application development center in Singapore. We manufacture all our products in our printed electronics manufacturing facility in Shenzhen, China, which has been in operation since 2006. In addition, we maintain a global distribution and logistics center in Hong Kong, a technical sales office in Japan, and several manufacturer representatives and distributors in strategic locations in our key markets, all of which allows us to support our global customer base. We sell our products in a wide range of markets, including consumer electronics, automotive, industrial and medical. Our customers are some of the world’s largest companies and most recognizable brands.

We were incorporated in California on February 27, 1985. On July 10, 1996, we re-incorporated into a Delaware corporation and, on July 20, 2012, we again changed our domicile from Delaware to Nevada by completing a merger with a newly formed Nevada corporation named Interlink Electronics Inc.

Our principal executive office is located at 1 Jenner, Suite 200, Irvine, California 92618 and our telephone number is (805) 484-8855. Our website address is www.interlinkelectronics.com. Interlink makes available its annual financial statements, quarterly financial statements, and other significant reports and amendments to such reports, free of charge, on its website as soon as reasonably practicable after such reports are prepared.

Fiscal Year

Our fiscal year is the calendar year reporting cycle beginning January 1 and ending December 31.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intra-entity transactions and balances have been eliminated in consolidation.

The accompanying unaudited interim consolidated financial statements for the Company and its subsidiaries have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting. Accordingly, certain information and footnote disclosures normally included in annual consolidated financial statements have been condensed or omitted. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments and the elimination of intra-entity accounts) considered necessary for a fair presentation of all periods presented. The results of the Company’s operations for any interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year. These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes for the fiscal year ended December 31, 2019, which are included elsewhere in this Registration Statement on Form 10.

Foreign Currency Translation

The functional currency of our Chinese subsidiary is the Chinese Yuan Renminbi. The functional currency for our Hong Kong and Singapore subsidiaries is the United States dollar. However, our Hong Kong and Singapore subsidiaries also transact business in their local currency. Therefore, assets and liabilities are translated into United States dollars at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the respective periods. Foreign currency transaction and translation gains and losses are included in results of operations.

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Unaudited)

Segment Reporting

We operate in one reportable segment: the manufacture and sale of force sensing technology solutions.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Management regularly evaluates estimates and assumptions related to revenue recognition, allowances for doubtful accounts, warranty reserves, inventory valuation reserves, stock-based compensation, purchased intangible asset valuations and useful lives, asset retirement obligations, and deferred income tax asset valuation allowances. These estimates and assumptions are based on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. The actual results we experience may differ materially and adversely from our original estimates. To the extent there are material differences between the estimates and the actual results, our future results of operations will be affected.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606), when its customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. The five-step model is applied to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services transferred to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize revenue in the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Delivery occurs when goods are shipped and title and risk of loss transfer to the customer, in accordance with the terms specified in the arrangement with the customer. Revenue recognition is deferred until the earnings process is complete.

We (i) input orders based upon receipt of a customer purchase order, (ii) confirm pricing through the customer purchase order record, (iii) validate creditworthiness through past payment history, credit agency reports and other financial data, and (iv) recognize revenue upon shipment of goods or when risk of loss and title transfer to the buyer. All customers have warranty rights, and some customers also have explicit or implicit rights of return. We establish reserves for potential customer returns or warranty repairs based on historical experience and other factors that enable us to reasonably estimate the obligation.

A portion of our product sales is made through distributors under agreements allowing for right of return. Our past history with these sell-through right of return provisions allow us to reasonably estimate the amount of inventory that could be returned pursuant to these agreements, and revenue is recognized accordingly.

We recognize revenue for non-recurring engineering or non-recurring tooling fees when there is persuasive evidence of an arrangement, performance obligations are identified, fees are fixed or determinable, delivery has occurred, and collectability is reasonably assured.

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Unaudited)

Warranty

We establish reserves for future product warranty costs that are expected to be incurred pursuant to specific warranty provisions with our customers. We generally warrant our products against defects for one year from date of shipment, with certain exceptions in which the warranty period can extend to more than one year based on contractual agreements. A warranty reserve is recorded against revenues when products are shipped. At each reporting period, we adjust our reserve for warranty claims based on our actual warranty claims experience as a percentage of net revenue for the preceding 12 months and also consider the effect of known operations issues that may have an impact that differs from historical trends. Historically, our warranty returns have not been material.

Shipping and Handling Fees and Costs

Amounts billed to customers for shipping and handling fees are presented in product revenues. Costs incurred for shipping and handling are included in cost of revenues.

Engineering, Research and Development Costs

Engineering, research and development (“R&D”) costs are expensed when incurred. R&D expenses consist primarily of compensation expenses for employees engaged in research, design and development activities. R&D expenses also include depreciation and amortization, and overhead, including facilities expenses.

Marketing Costs

All of the costs related to marketing and advertising our products are expensed as incurred or at the time the marketing takes place.

Stock-based Compensation

All stock-based payments to employees, including grants of employee stock options and employee stock purchase rights, are recognized in the financial statements based on their respective grant date (measurement date) fair values. We calculate the compensation cost of full-value awards such as restricted stock based on the market value of the underlying stock at the date of the grant. We estimate the expected life of a stock award as the period of time that the award is expected to be outstanding. We are required to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods. We estimate the fair value of each option award as of the date of grant using the Black-Scholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes option pricing model considers, among other factors, the expected life of the award and the expected volatility of our stock price. Although the Black-Scholes option pricing model meets the accounting guidance requirements, the fair values generated by the Black-Scholes option pricing model may not be indicative of the actual fair values of our awards, as it does not consider other factors important to those stock-based payment awards, such as continued employment, periodic vesting requirements, and limited transferability.

We have elected to recognize compensation expense for all stock-based awards on a straight-line basis over the requisite service period for the entire award. The amount of compensation expense recognized through the end of each reporting period is equal to the portion of the grant-date value of the awards that have vested, or for partially vested awards, the value of the portion of the award that is ultimately expected to vest for which the requisite services have been provided. The benefits of tax deductions in excess of recognized compensation cost are reported as a financing cash flow.

Other Income, Net

Other income, net, consists of interest income, foreign exchange gains and losses and other non-operating gains and losses.

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Unaudited)

Income Taxes

We account for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not determinable beyond a “more likely than not” standard, we establish a valuation allowance. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, we include an expense or benefit within the tax provision in the statement of operations. We also utilize a “more likely than not” recognition threshold and measurement analysis for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We recognize potential accrued interest and penalties related to unrecognized tax benefits within the consolidated statements of operations as income tax expense.

We operate within multiple tax jurisdictions and are subject to audit in these jurisdictions. Our foreign subsidiaries are subject to foreign income taxes on earnings in their respective jurisdictions. Earnings of our foreign subsidiaries are not included in our U.S. federal income tax return until earnings are repatriated. We are generally eligible to receive tax credits on repatriated earnings on our U.S. federal income tax return for foreign taxes paid by our subsidiaries.

Comprehensive Income

Comprehensive income includes all components of comprehensive income, including net income and any changes in equity during the period from transactions and other events and circumstances generated by non-owner sources.

Earnings per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing net income by the weighted average number of diluted common shares, which is inclusive of common stock equivalents from unexercised stock options and restricted stock units. Unexercised stock options and restricted stock units are considered to be common stock equivalents if, using the treasury stock method, they are determined to be dilutive.

Under the two-class method of determining earnings for each class of stock, we consider the dividend rights and participating rights in undistributed earnings for each class of stock.

Leases

Effective January 1, 2019, the Company accounts for its leases under ASC 842. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases, and are recorded on the consolidated balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For finance leases, interest on the lease liability and the amortization of the right of use asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.

In calculating the right of use and lease liability, the Company has elected to combine lease and non-lease components. The Company excludes short-term leases having initial term of 12 months or less from the new guidance as an accounting policy election, and recognizes rent expense on a straight-line basis over the lease term.

The Company entered into a sublease agreement to lease 4,351 square feet of space located in Irvine, California on June 8, 2020 for $5,439 per month with 3 percent annual increases starting July 1 2021. The ROU and lease liability included in the financials are $161 thousand and $16 thousand, respectively. The lease term begins July 1, 2020 and ends May 31, 2023. The space is used for executive offices, sales, finance and administration. The Company intends to sublease portions of the space to Qualstar Corporation and BKF Capital Group. Also, the company renewed its ShenZhen, China manufacturing facility lease with ROU of $146 thousand and lease liability of $147 thousand included in the financials.

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Unaudited)

Risk and Uncertainties

Our future results of operations involve a number of risks and uncertainties. Factors that could affect our business or future results and cause actual results to vary materially from historical results include, but are not limited to, the rapid change in our industry; problems with the performance, reliability or quality of our products; loss of customers; impacts of doing business internationally, including foreign currency fluctuations; potential shortages of the supplies we use to manufacture our products; disruptions in our manufacturing facilities; changes in environmental directives impacting our manufacturing process or product lines; the development of new proprietary technology and the enforcement of intellectual property rights by or against us; our ability to attract and retain qualified employees; and our ability to raise additional capital.

Public health threats could have an adverse effect on our operations and financial results.

Public health threats could adversely affect our ongoing or planned business operations. In particular, the outbreak in December 2019 of a novel coronavirus (COVID-19) in China has resulted in quarantines, restrictions on travel and other business and economic disruptions. We cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage, including the suppliers, distributers, resellers and other third parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and adversely impacted.

Fair Value Measurements

We determine fair value measurements based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, we follow the following fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) our own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs):

Level 1:  Observable inputs such as quoted prices for identical assets or liabilities in active markets;

Level 2:  Other inputs observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborate inputs; and

Level 3:  Unobservable inputs for which there is little or no market data and which requires the owner of the assets or liabilities to develop its own assumptions about how market participants would price these assets or liabilities.

Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”, which replaces the existing guidance in ASC Topic 840, “Leases”. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years and requires retrospective application. The Company adopted ASU 2016-02 as of January 1, 2019, which resulted in reclassifications to our balance sheet but an overall immaterial impact to our consolidated income or loss.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, that significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income, including trade receivables. The standard requires an entity to estimate its lifetime “expected credit loss” for such assets at inception, and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The standard is effective for annual periods beginning after December 15, 2020, and interim periods therein. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods therein. This standard is not expected to have a significant impact on our consolidated financial statements or disclosures.

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Unaudited)

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”, clarifying the definition of a business, reducing the number of transactions that need to be further evaluated and providing a framework to assist entities in evaluating whether both an input and a substantive process are present. The amendments in the ASU specify that when the fair value of the gross assets acquired or disposed of is concentrated in a single identifiable asset or a group of similar identifiable assets, the integrated set of assets and activities is not a business. The guidance also requires that an integrated set of assets and activities must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output to be considered a business, and removes the evaluation of whether a market participant could replace the missing elements. The ASU is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019, with early adoption permitted. The Company will apply this standard to future transactions within the scope of the ASU.

We reviewed all other recently issued accounting pronouncements and concluded they are not applicable or not expected to be material to our financial statements.

NOTE 2-INVENTORIES

Inventories, stated at the lower of cost or net realizable value, consist of the following:

	June 30,	December 31,
	2020	2019
Inventories	(in thousands)
Raw materials	$495	$540
Work-in-process	228	253
Finished goods	94	134
Total inventories	$817	$927

NOTE 3-STOCK BASED COMPENSATION

Under the terms of our 2016 Omnibus Incentive Plan (the “2016 Plan”), officers and key employees could be granted restricted stock units, as well as non-qualified or incentive stock options, at the discretion of the Compensation Committee of the Board of Directors. The Plan replaces the 1996 Stock Incentive Plan (the “1996 Plan”) which was terminated in December 2015; however, all grants issued under the 1996 Plan prior to its termination will continue to vest, expire or terminate in accordance with the 1996 Plan document and the terms of each award.

Restricted Stock Units

Our outstanding restricted stock unit grants vest over five years in installments of 50% on the fourth anniversary of the grant date and the remaining 50% on the fifth anniversary of the grant date. Unvested restricted shares are forfeited if the recipient’s employment terminates for any reason other than death, disability or special circumstances as determined by the Compensation Committee of the Board of Directors.

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Unaudited)

Activity for our restricted stock units is as follows:

		Weighted-Average	Weighted Average
	Restricted Stock	Grant	Remaining	Aggregate Intrinsic
	Units	Date Fair Value	Contractual Life	Value
	(in thousands)		(years)	(in thousands)
Restricted stock units, December 31, 2019	37	$5.23	0.38	$178
Awarded	—	$—	—	$—
Issued	(37)	$—	—	$—
Forfeited	—	$—	—	$—
Restricted stock units, June 30, 2020	—	$—	—	$—

The aggregate intrinsic values in the preceding table for the restricted stock units outstanding represent the total pretax intrinsic value, based on our closing stock price of $5.35 and $4.75 as of June 30, 2020 and December 31, 2019, respectively. A total of thirty-seven thousand five hundred restricted stock units vested in the six months ended June 30, 2020.

Stock based compensation incurred for the three and six months ended June 30, 2020 was $7 thousand and $26 thousand, respectively, as compared to $2 thousand and $25 thousand for the comparable periods ended June 30, 2019.

Stock Options

The exercise price of our stock options is the closing price on the date the options are granted. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Options generally expire 10 years from the date of grant. The following table summarizes the activity for the remaining options outstanding under the Plan:

			Weighted Average
		Weighted Average	Remaining	Aggregate Intrinsic
	Shares	Exercise Price	Contractual Life	Value
	(in thousands)		(years)	(in thousands)
Options outstanding, December 31, 2019	3	$7.40	7.84	$—
Granted	—	$—	—	$—
Exercised	—	$—	—	$—
Cancelled or expired	—	$—	—	$—
Options outstanding, June 30, 2020	3	$7.40	7.34	$—
Options exercisable, June 30, 2020	3	$7.40	7.34	$—

This intrinsic value represents the excess of the fair market value of our common stock on the date of exercise over the exercise price of such options. The aggregate intrinsic values in the preceding table for the options outstanding represent the total pretax intrinsic value, based on our closing stock price of $5.35 and $4.75 as of June 30, 2020 and December 31, 2019, respectively, which would have been received by the option holders had those option holders exercised their in-the-money options as of those dates.

The fair value of stock-based option awards is estimated at the date of grant using the Black-Scholes option pricing model; however, the value calculated using an option pricing model may not be indicative of the fair value observed in a willing buyer/willing seller market transaction, or actually realized by the employee upon exercise. Expected volatility used to estimate the fair value of options granted is based on the historical volatility of our common stock. The risk-free interest rate is based on the United States Treasury constant maturity rate for the expected life of the stock option. The expected life of a stock award is the period of time that the award is expected to be outstanding.

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Unaudited)

The following table provides additional information in regards to options outstanding as of June 30, 2020:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	(in thousands)	(years)		(in thousands)
$7.40	3	7.34	$7.40	3	$7.40
	3	7.34		3	7.40

NOTE 4-EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income for the period by the weighted average number of common shares outstanding during the period, plus the dilutive effect of outstanding stock options and restricted stock-based awards using the treasury stock method.

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(in thousands, except per share data)		(in thousands, except per share data)

Net income (loss)	$13	$109	$(5)	$(205)

Comprehensive income (loss)	$18	$54	$(20)	$(210)

Weighted average outstanding shares of common stock	6,580	6,540	6,571	6,522
Dilutive potential common shares from stock options and restricted stock units	—	41	—	41
Common stock and common stock equivalents	6,580	6,581	6,571	6,563

Earnings (loss) per share, basic and diluted	$0.00	$0.02	$(0.00)	$(0.03)

Comprehensive income (loss) per share: basic and diluted	$0.00	$0.01	$(0.00)	$(0.03)

Shares subject to anti-dilutive stock options and restricted stock-based awards excluded from calculation	3	—	3	—

NOTE 5-EQUITY TRANSACTIONS

On August 21, 2019, we repurchased 2,788 shares of our common stock at a purchase price of $1.95 per share from an existing stockholder in a private transaction approved by our Board of Directors. The repurchased shares were immediately retired and restored to the status of authorized and unissued shares.

At June 30, 2020, we had 6,600,550 shares of common stock issued and outstanding.

NOTE 6-SIGNIFICANT CUSTOMERS, CONCENTRATION OF CREDIT RISK AND GEOGRAPHIC INFORMATION

We manage and operate our business through one operating segment.

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Unaudited)

Net revenues from customers equal to or greater than 10% of total net revenues are as follows:

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Customer A	15%	* %	13%	* %
Customer B	12%	* %	* %	* %
Customer C	12%	14%	11%	14%
Customer D	10%	11%	* %	11%
Customer E	* %	37%	15%	33%
*	Less than 10% of total net revenues

Net revenues by geographic area are as follows:

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(in thousands)		(in thousands)
United States	$680	$998	$1,422	$1,670
Asia and Middle East	871	849	1,642	1,429
Europe and other	151	159	329	357
Revenue, net	$1,702	$2,006	$3,393	$3,456

Revenues by geographic area are based on the country of shipment destination. The geographic location of distributors and third-party manufacturing service providers may be different from the geographic location of the purchasers and/or ultimate end users.

We provide credit only to creditworthy third parties who are subject to our credit verification procedures. Accounts receivable balances are monitored on an ongoing basis, and accounts deemed to have credit risk are fully reserved. At June 30, 2020, three customers accounted for 29%, 11% and 10% of total accounts receivable, respectively. At December 31, 2019, four customers accounted for 29%, 20%, 11% and 11% of total accounts receivable, respectively. Our allowance for doubtful accounts was $0 thousand at June 30, 2020 and December 31, 2019, respectively.

Our long-lived assets (property, plant and equipment plus intangibles, net) were geographically located as follows:

	June 30,	December 31,
	2020	2019
	(in thousands)
United States	$212	$200
Asia	494	604
Total long-lived assets	$706	$804

NOTE 7-RELATED PARTY TRANSACTIONS

BKF Capital Group (OTCM:BKFG)

Steven N. Bronson, our Chairman of the Board, President, Chief Executive Officer, and Acting Chief Financial Officer, simultaneously serves as an officer of Qualstar Corporation (OTCMKTS: QBAK) and BKF Capital Group, Inc. (OTCMKTS: BKFG). Mr. Bronson serves as President and Chief Executive Officer of Qualstar Corporation and as the Chairman of the Board and Chief Executive Officer for BKF Capital Group, Inc. We have entered into the following cost sharing arrangements with Qualstar and BKF Capital. For the three and six months ended June 30, 2019 BKF paid Interlink $2,000.

Irvine, CA Facility: We entered into a sublease agreement for our corporate headquarters in Irvine, CA in June 2020. We have an oral agreement with Qualstar and BKF Capital to allow each use of a portion of the premises, and have agreed to split all rent and lease-related costs as follows: 47.5% for Interlink, 47.5% for Qualstar, and 5% for BKF Capital. For the three and six months ended June 30, 2019 BKF paid Interlink $250.

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Unaudited)

We entered into an agreement, dated March 1, 2017 with BKF Capital Group, Inc. (“BKF”). Pursuant to the agreement, BKF occupies and uses one furnished office, telephone and other services, located at our corporate offices, for a fee of $1,000 per month. The agreement was amended effective February 1, 2017 reducing the fee to $250 per month. In addition, we will occasionally pay administrative expenses on behalf of BKF, and BKF will reimburse the Company. On March 1, 2018, BFK leased executive office space in Charleston, SC. Interlink used a portion of this office space for a proportionate fee. BKF still utilized a portion of the Interlink offices in California for the $250 per month fee. Effective March 1, 2018 we modified the existing agreement and entered into a cost-sharing agreement with Interlink that calls for a monthly net settlement of all shared costs between the use of the California and the South Carolina offices, including rent, administrative expenses and similar costs.

In February 2019, BKF chose not to renew the lease for executive office space in Charleston, SC. BKF still paid for office space located at Interlink’s corporate offices in Westlake Village, CA, for a fee of $250 per month until June 2019, when Interlink moved its corporate headquarters to Camarillo, CA in a facility shared with Qualstar Corporation. Beginning in June 2019 and going forward, BKF Capital pays Qualstar directly for the $250 per month fee.

For the three and six months ended June 30, 2020 BKF paid $0 and $0, respectively to the Company as compared to $750 and $1,500 to the comparable periods ended June 30, 2019. Steven N. Bronson, our Chairman of the Board, President and Chief Executive Officer, is also the Chairman of the Board, Chief Executive Officer and majority shareholder of BKF. At June 30, 2020 and December 31, 2019, there were no amounts owed between the companies.

Qualstar Corporation (OTCM:QBAK)

The Company agreed to reimburse, or be reimbursed by, Qualstar Corporation (“Qualstar”) for our occupation and use of a portion of their Camarillo manufacturing location and other expenses paid by one company on behalf of the other. In addition, the Company and Qualstar have entered into shared services agreements for marketing, executive and finance support services. Steven N. Bronson, our Chairman of the Board, President and Chief Executive Officer, is also the President and Chief Executive Officer of Qualstar. Transactions with Qualstar are as follows:

	Three months ended June 30,
	2020		2019
	Due from Qualstar	Due to Qualstar	Due from Qualstar	Due to Qualstar
	(in thousands)
Balance at March 31,	$1	$7	$35	$2

Billed to Qualstar by Interlink	126	—	60	—
Paid by Qualstar to Interlink	(79)	—	(94)	—

Billed to Interlink by Qualstar	—	20	—	4
Paid by Interlink to Qualstar	—	(20)	—	(5)
Balance at June 30,	$48	$7	$1	$1

	Six months ended June 30,
	2020		2019
	Due from Qualstar	Due to Qualstar	Due from Qualstar	Due to Qualstar
	(in thousands)
Balance at January 1,	$24	$12	$3	$2

Billed to Qualstar by Interlink	254	—	114	—
Paid by Qualstar to Interlink	(230)	—	(116)	—

Billed to Interlink by Qualstar	—	53	—	10
Paid by Interlink to Qualstar	—	(58)	—	(11)
Balance at June 30,	$48	$7	$1	$1

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Unaudited)

NOTE 8-INCOME TAXES

Income tax expense as a percentage of income before income taxes was 60.6% for the three months ended June 30, 2020 versus tax expense of 74.5 % for the comparable period in the prior year. Our income tax expense is primarily impacted by the mix of domestic and foreign pre-tax earnings, as well as our ability to utilize prior net operating loss carryovers (“NOLs”).

The Company experienced an ownership change under IRC Section 382 in February 2010. In general, a Section 382 ownership change occurs if there is a cumulative change in our ownership by “5% shareholders” (as defined in the Internal Revenue Code of 1986, as amended) that exceeds 50 percentage points over a rolling three-year period. An ownership change generally affects the rate at which NOLs and potential other deferred tax assets are permitted to offset future taxable income. Certain state jurisdictions within which we operate contain similar provisions and limitations. All of the remaining federal and state NOLs as of June 30, 2020 are subject to annual limitations due to the February 2010 ownership change.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. We analyzed our need to maintain the valuation allowance against our otherwise recognizable deferred tax assets in the federal, state and foreign jurisdictions and had previously recorded a full valuation allowance. During the fourth quarter of 2016, we determined, given our current earnings and anticipated future earnings, that sufficient evidence existed to reach a conclusion that the valuation allowance was no longer warranted.

NOTE 9-COMMITMENTS AND CONTINGENCIES

Lease Agreements

We lease facilities under non-cancellable operating leases. The leases expire at various dates through fiscal 2023 and frequently include renewal provisions for varying periods of time, provisions which require us to pay taxes, insurance and maintenance costs, and provisions for minimum rent increases. Minimum leases payments, including scheduled rent increases are recognized as rent expenses on a straight-line basis over the term of the lease.

The rate implicit in each lease is not readily determinable, and we therefore use our incremental borrowing rate to determine the present value of the lease payments. The weighted average incremental borrowing rate used to determine the initial value of right of use (ROU) assets and lease liabilities during the three months ended June 30, 2020 was 6.75%.

Right of use assets for operating leases are periodically reduce by impairment losses. We use the long-lived assets impairment guidance in ASC Subtopic 360-10, Property, Plant and Equipment – Overall, to determine whether a ROU asset is impaired, and if so, the amount of the impairment loss to recognize. As of June 30, 2020, we have not recognized any impairment losses for our ROU assets.

We monitor for events or changes in circumstances that require a reassessment of one of our leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative ROU asset balance is recorded in profit or loss.

The Company entered into a sublease agreement to lease 4,351 square feet of space located in Irvine, California on June 8, 2020 for $5,439 per month with 3 percent annual increases starting July 1 2021. The ROU and lease liability included in the financials are $161 thousand and $16 thousand, respectively. The lease term begins July 1, 2020 and ends May 31, 2023. The space is used for executive offices, sales, finance and administration. The Company intends to sublease portions of the space to Qualstar Corporation and BKF Capital Group. Also, the company renewed its ShenZhen, China manufacturing facility lease with ROU of $146 thousand and lease liability of $147 thousand included in the financials.

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Unaudited)

Right of Use Assets

We have various operating leases for office space that expire through 2023. Below is a summary of our right of use assets and liabilities as of June 30, 2020 (in thousands).

Right-of-use assets	$419

Lease liability obligations	$433
Lease liability obligations, less current portion	(225)
Total lease liability obligations, long term	$208

Weighted-average remaining lease term (in years)	2.01

Weighted-average discount rate	6.75%

During the three and six months ended June 30, 2020, we recognized approximately $51 thousand and $110 thousand respectively in operating lease costs. Operating lease costs of $19 thousand and $43 thousand are included in cost of revenue, and $32 thousand and $67 thousand are included in operating expenses in our consolidated statement of operations for the three and six months ended June 30, 2020. During the three and six months ended June 30, 2020, cash paid for operating leases was approximately $62 thousand and $134 thousand respectively.

During the three and six months ended June 30, 2019, we recognized approximately $76 thousand and $154 thousand respectively in operating lease costs. Operating lease costs of $30 thousand and $60 thousand are included in cost of revenue, and $46 thousand and $94 thousand are included in operating expenses in our consolidated statement of operations for the three and six months ended June 30, 2019. During the three and six months ended June 30, 2019, cash paid for operating leases was approximately $77 thousand and $152 thousand respectively.

Approximate future minimum lease payments for our right of use assets over the remaining lease periods as of June 30, 2020, are as follows (in thousands):

Remainder of 2020	$116
2021	218
2022	104
2023	29
Total minimum payments	467
Less: amount representing interest	(34)
Total	$433

Litigation

We are not party to any legal proceedings at June 30, 2020. We are occasionally involved in legal proceedings in the ordinary course of business, including actions against us which assert or may assert claims or seek to impose fines and penalties in substantial amounts. Related legal defense costs are expensed as incurred.

Warranties

We establish reserves for future product warranty costs that are expected to be incurred pursuant to specific warranty provisions with our customers. We generally warrant our products against defects for one year from date of shipment, with certain exceptions in which the warranty period can extend to more than one year based on contractual agreements. Our warranty reserves are established at the time of sale and updated throughout the warranty period based upon numerous factors including historical warranty return rates and expenses over various warranty periods. Historically, our warranty returns have not been material.

INTERLINK ELECTRONICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- continued
(Unaudited)

Intellectual Property Indemnities

We indemnify certain customers and our contract manufacturers against liability arising from third-party claims of intellectual property rights infringement related to our products. These indemnities appear in development and supply agreements with our customers as well as manufacturing service agreements with our contract manufacturers, are not limited in amount or duration and generally survive the expiration of the contract. Given that the amount of any potential liabilities related to such indemnities cannot be determined until an infringement claim has been made, we are unable to determine the maximum amount of losses that we could incur related to such indemnifications.

Director and Officer Indemnities and Contractual Guarantees

We have entered into indemnification agreements with our directors and executive officers, which require us to indemnify such individuals to the fullest extent permitted by Nevada law. Our indemnification obligations under such agreements are not limited in amount or duration. Certain costs incurred in connection with such indemnifications may be recovered under certain circumstances under various insurance policies. Given that the amount of any potential liabilities related to such indemnities cannot be determined until a lawsuit has been filed, we are unable to determine the maximum amount of losses that we could incur relating to such indemnities.

We have also entered into an employment agreement with Steven N. Bronson, our Chairman of the Board, President and Chief Executive Officer. This agreement contains certain severance and change in control obligations. Under the agreement, if Mr. Bronson’s employment is terminated due to his death or disability (as such terms are defined in the agreement), Mr. Bronson or his beneficiaries will be entitled to receive: (i) his base compensation to the end of the monthly pay period immediately following the date of termination; (ii) accrued bonus payments; and (iii) all unvested equity and/or options issued by the Company shall immediately fully vest. If Mr. Bronson’s employment is terminated by him for good reason (as such term is defined in the agreement), or by us without cause, then Mr. Bronson will be entitled to receive: (i) his base compensation to the date of termination; (ii) a severance payment equal to twelve months of his base compensation; (iii) any earned bonus compensation; (iv) employee benefits for twelve months following the date of termination; (v) any vested company match 401k or other retirement contribution; and (vi) all unvested equity and/or options issued by the Company shall immediately fully vest.

In the event of a change in control of the Company (as such term is defined in the agreement), Mr. Bronson is entitled to receive: (i) a change in control payment in an amount equal to twelve months of his base compensation, payable as of the date the change in control occurs; and (ii) all unvested equity and/or options issued by the Company shall immediately fully vest.

Guarantees and Indemnities

In the normal course of business, we are occasionally required to undertake indemnification for which we may be required to make future payments under specific circumstances. We review our exposure under such obligations no less than annually, or more frequently as required. The amount of any potential liabilities related to such obligations cannot be accurately determined until a formal claim is filed. Historically, any such amounts that become payable have not had a material negative effect our business, financial condition or results of operations. We maintain general and product liability insurance which may provide a source of recovery to us in the event of an indemnification claim.

Subsequent Events

None as of September 3, 2020.